Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

SOUNDBITE COMMUNICATIONS, INC.,

GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

AND

SONAR MERGER SUB INC.

Dated as of May 20, 2013

i

Annex I – Offer Conditions

Annex II – Form of Promissory Note for Top-Up Option

Annex III – Form of Surviving Company Certificate of Incorporation

Annex IV – Newco Bylaws

Index of Defined Terms

DEFINED TERM	SECTION
Acceptable Confidentiality Agreement	6.03(g)
Acceptance Date	1.01(a)
Acceptance Time	1.01(a)
Actions	3.07(a)
affiliate	9.03(a)
Affiliate Transaction	3.13
Agreement	Recitals
Acquisition Proposal	6.03(i)
Alternative Acquisition Agreement	6.03(a)
Anti-Bribery Laws	3.21
Antitrust Laws	9.03(b)
Appraisal Shares	2.01(e)
Approvals	3.04(b)
Balance Sheet	3.05(e)
Balance Sheet Date	3.05(e)
Board	Recitals
Board Recommendation	Recitals
business day	9.03(c)
Cancelled Shares	2.01(b)
Cap	6.05(c)
Certificate	2.01(c)
Certificate of Merger	1.06
Change in Board Recommendation	6.03(c)
Closing	1.05
Closing Date	1.05
Code	3.08(c)
Common Stock	2.01(b)
Company	Recitals
Company 401(k) Plan	6.04(b)
Company Group	1.01(b)
Company IP	3.17(a)
Company MAE	3.01(a)
Company Subsidiary	3.02(c)
Contract	3.04(a)
control	9.03(d)
Control Time	9.03(e)
Costs	6.05(b)
Delaware Secretary of State	1.06
Designated SEC Reports	9.03(f)
DGCL	Recitals
Disclosure Schedule	Preamble to Article III
DOJ	6.06(c)
Effective Time	1.06
Employee	3.09(a)
End Date	8.01(b)
Environmental Laws	3.10(d)
Environmental Liabilities	3.10(d)
Equity-Related Securities	3.02(a)
ERISA	3.09(a)
ERISA Affiliate	3.09(b)
Exchange Act	3.04(b)

DEFINED TERM	SECTION
Exchange Agent	2.02(a)
Expiration Date	1.01(a)
Financial Advisor	3.14
Foreign Benefit Plan	3.09(o)
FTC	6.06(c)
Fully Diluted	9.03(g)
GAAP	3.05(b)
Governmental Antitrust Authority	6.06(b)
Governmental Authority	3.04(b)
Hazardous Materials	3.10(d)
HSR Act	9.03(h)
Indebtedness	3.02(e)
Indemnified Party	6.05(b)
Independent Directors	1.02(e)
Insurance Policies	3.18
Intellectual Property	3.17(m)
Intervening Event	6.03(i)
IT Assets	3.17(m)
Knowledge	9.03(i)
Laws	3.04(a)
Liens	3.02(c)
Material Contract	3.12(a)
Merger	Recitals
Merger Consideration	2.01(c)
NASDAQ	9.03(j)
Negotiation Period	6.03(d)
Newco	Recitals
Newco Designees	1.02(d)
Non-Disclosure Agreement	6.02(b)
Offer	Recitals
Offer Commencement Date	1.01(a)
Offer Conditions	1.01(a)
Offer Documents	1.01(b)
Offer Price	Recitals
Option	2.01(d)
Option Consideration	2.01(d)
Order	3.07(c)
Parent	Recitals
Parent MAE	4.03(b)
Payment Fund	2.02(a)
person	9.03(k)
Plans	3.09(a)
Post-Closing Tax Period	3.08(h)
Pre-Closing Tax Period	3.08(h)
Proxy Statement	6.01(a)
Public Software	3.17(g)
Qualifying Transaction	9.03(l)
Real Property	3.19(b)
Release	3.10(d)
Reports	3.05(a)
Representatives	6.01(b)
Restraints	7.01(c)

DEFINED TERM	SECTION
RSU Award Payments	2.01(d)
RSUs	2.01(d)
Schedule 14D-9	1.02(b)
SEC	3.04(b)
Section 262	2.01(e)
Securities Act	3.05(a)
Share or Shares	Recitals
Short-Form Merger	1.10
Short-Form Threshold	1.10
Stock Plans	2.01(d)
Stockholder Approval	3.16
Stockholder Meeting	6.01(c)
Subject Litigation	9.03(m)
subsidiary	9.03(n)
Sufficient Funds	4.05
Superior Proposal	6.03(i)
Support Agreements	Recitals
Surviving Corporation	1.04
Top-Up Notice	1.03(c)
Top-Up Option	1.03(a)
Top-Up Option Shares	1.03(a)
Tax Return	3.08(n)
Taxes	3.08(n)
Termination Fee	8.02(a)
Transaction Expenses	3.15(b)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2013 (this “Agreement”), is entered into by and among SoundBite Communications, Inc., a Delaware corporation (the “Company”), Genesys Telecommunications Laboratories, Inc., a California corporation (“Parent”), and Sonar Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Newco”).

WHEREAS, the board of directors of the Company (together with any committee thereof, the “Board”), and the boards of directors of Parent and Newco have unanimously approved the acquisition of the Company by Parent on the terms and conditions set forth herein;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Newco to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase for cash all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (each a “Share,” and collectively the “Shares”) at a price per Share of $5.00 (such amount, or any greater amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash (without interest thereon), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Newco will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”) and, except as otherwise provided in this Agreement, each Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, and (c) determined to recommend that the stockholders of the Company accept the Offer, tender their Shares into the Offer and, if required by applicable Law, adopt this Agreement (the “Board Recommendation”);

WHEREAS, the boards of directors of Parent and Newco have approved and declared advisable this Agreement and the Offer and the Merger on the terms and subject to the conditions set forth herein, and the board of directors of Newco has resolved to recommend adoption of this Agreement by Parent, as the sole stockholder of Newco; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Newco to enter into this Agreement, certain stockholders (including certain officers) of the Company have delivered to Parent and Newco support agreements (the “Support Agreements”), dated as of the date hereof, providing that such stockholders have, among other things, agreed to (i) tender the Shares beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than ten business days after the date of this Agreement (or such other date as the parties mutually agree in writing), Newco shall, and Parent shall cause Newco to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price. The date on which Newco commences the Offer is referred to herein as the “Offer Commencement Date.” The obligations of Newco to, and of Parent to cause Newco to, accept for payment, and pay for, any Shares tendered pursuant to the Offer and not withdrawn are subject solely to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Newco, and Newco expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Newco shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) waive or amend the Minimum Condition, (D) add to the Offer Conditions or in any way modify any Offer Condition in any manner adverse to the holders of the Shares, (E) extend the Offer (except as required or permitted by the other provisions of this Section 1.01(a), (F) change the form of consideration payable in the Offer, or (G) otherwise amend the Offer in any manner adverse to the holders of Shares.

(i) The initial expiration date of the Offer shall be the twentieth business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)) (as may be extended pursuant to this Section 1.01(a)(i), the “Expiration Date”). Except as expressly provided in this Section 1.01(a)(i), Newco shall not extend or delay the Expiration Date without the prior written consent of the Company. Newco shall (and Parent shall cause Newco to):

(A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(B) if, as of 11:59 p.m. New York time on the Expiration Date, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with this Agreement), extend the Offer on one or more occasions in consecutive increments of up to ten business days each following each previously scheduled Expiration Date, the length of each such period (subject to the foregoing ten business day limitation) to be determined by Parent in its sole discretion (or for such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived;

provided, however, that Newco shall not, and shall not be required to, extend the Offer to a date beyond the End Date or the termination of this Agreement.

(ii) In the event the Acceptance Date occurs but Newco does not acquire a sufficient number of Shares to reach the Short-Form Threshold, Newco shall provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Parent, but not less than three nor more than twenty business days in the aggregate for all such “subsequent offering periods.” Newco shall not terminate or withdraw the Offer prior to the Expiration Date without the prior written consent of the Company other than in connection with a termination of this Agreement in accordance with ARTICLE VIII hereof. In the event this Agreement is terminated pursuant to ARTICLE VIII prior to any scheduled expiration of the Offer, Parent shall cause Newco to promptly (and in any event within one business day of such termination) terminate the Offer.

(iii) Subject solely to the satisfaction or waiver by Newco of the Offer Conditions in accordance with this Section 1.01(a), Newco shall (A) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, promptly (within the meaning of Rule 14e-1(c) under the Exchange Act) after the Expiration Date (the date of acceptance for payment, the “Acceptance Date” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”), (B) on the Acceptance Date, deposit with the Exchange Agent, cash in U.S. dollars sufficient to pay the aggregate Offer Price for all such accepted Shares, and (C) cause the Exchange Agent to pay for all Shares so accepted for payment promptly following such deposit. Parent shall provide or cause to be provided to Newco on a timely basis the funds necessary to purchase any Shares that Newco becomes obligated to purchase pursuant to the Offer. In the event that Newco and Parent shall provide for a “subsequent offering period” pursuant to Rule 14d-11 under the Exchange Act, Newco shall immediately accept and promptly pay for all Shares tendered during each such “subsequent offering period,” in each case in accordance with Rule 14d-11 under the Exchange Act.

(iv) Nothing contained in this Section 1.01(a) shall affect any termination rights in ARTICLE VIII, as to the Agreement, or in Annex I, as to the Offer.

(b) On the Offer Commencement Date, Parent and Newco shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments or supplements thereto, the “Offer Documents”) and shall disseminate the Offer Documents to the holders of Shares as and to the extent required by the Exchange Act. Unless previously withdrawn in accordance with Section 6.03, Parent and Newco shall be entitled to include the Board Recommendation in the Offer Documents. The Company shall promptly (and in no event later than three (3) business days following Newco’s or Parent’s request) furnish to Parent and Newco all information concerning the Company and its subsidiaries (collectively, the “Company Group”) or any of their respective Representatives that may be required by the Exchange Act and other applicable securities Laws or as reasonably requested by Parent or Newco to be set forth in the Offer Documents. Each of Parent, Newco and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Newco shall take all steps reasonably necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law or any applicable rules or regulations of NASDAQ. The Company and its legal counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments or supplements thereto prior to the filing of such documents with the SEC or dissemination of such documents to the holders of Shares. Parent and Newco shall provide the Company and its legal counsel with (in writing, if written), and consult with the Company and its legal counsel regarding, any comments or communications (written or oral) Parent, Newco or their legal counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(c) For purposes of this Agreement (including the exercise of the Top-Up Option) and the Offer, unless otherwise mutually agreed to by the Company and Newco, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to or on behalf of Newco.

Section 1.02. Company Actions.

(a) The Company hereby consents to the Offer. The Board, at a duly called and held meeting, has adopted resolutions: (i) determining that this Agreement, the Offer and the Merger are in the best interests of the Company and its stockholders; (ii) approving and declaring advisable this Agreement, the Support Agreements and the Offer and the Merger on the terms and subject to the conditions set forth herein; and (iii) determining to make the Board Recommendation. The Company agrees that no Shares held by any of the Company Group, will be tendered pursuant to the Offer.

(b) On the Offer Commencement Date, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the “Schedule 14D-9”) (subject to Section 6.03) including the Board Recommendation and shall mail the Schedule 14D-9 to each holder of Shares. Each of the Company, Parent and Newco shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Laws or any applicable rules or regulations of NASDAQ. The Company shall include the fairness opinion referred to in Section 3.14 in the Schedule 14D-9. Parent, Newco and their legal counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments or supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares. The Company shall provide Parent, Newco and their legal counsel with, and consult with the Parent, Newco and their legal counsel regarding, any comments or communications (written or oral) the Company or its legal counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Parent, Newco and their legal counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(c) In connection with the Offer, the Company shall, or shall instruct its transfer agent to, furnish Parent and Newco promptly with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall furnish to Parent and Newco such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Newco may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Newco shall hold in confidence (and in accordance with the Non-Disclosure Agreement) the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the terms of the Non-Disclosure Agreement.

(d) Promptly after the Acceptance Time, and from time to time thereafter, Newco will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Board (the “Newco Designees”) as will give Newco representation on the Board equal to the product of (i) the total number of directors on the Board (after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent or Newco at such time (including Shares so accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding on a Fully Diluted basis and the Company will, upon request by Newco, promptly increase the size of the Board or secure the resignations of such number of directors as is necessary to provide Newco with such level of representation and will cause the Newco Designees to be so elected or appointed. Subject to the applicable requirements of NASDAQ and applicable Law, the Company will also cause the Newco Designees to constitute the same percentage of each committee of the Board as the percentage of the entire Board represented by Newco Designees. The Company’s obligations to appoint Newco Designees to the Board shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Newco, but subject to Parent’s and Newco’s compliance with the immediately following sentence, the Company will file with the SEC and mail to the Company’s stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Newco will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Newco will be solely responsible for such information. For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed to the Company’s stockholders will be considered part of the Schedule 14D-9. The provisions of this Section 1.02(d) are in addition to and shall not limit any rights that any of Parent, Newco or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(e) Notwithstanding the provisions of Section 1.02(d), at least three of the members of the Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date of this Agreement and who qualify as independent directors for purposes of the continued listing requirements of NASDAQ (the “Independent Directors”), provided that if there shall be in office less than three Independent Directors for any reason, the Board shall cause the person designated by the remaining Independent Directors to fill such vacancy who shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office shall designate three persons to fill such vacancies who will not be directors, officers, employees or affiliates of Parent or Newco and such persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time, if any, that the Newco Designees constitute a majority of the Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Newco hereunder, any waiver of any condition to the Company obligations hereunder or any of the Company’s rights hereunder or any amendment to the Company’s certificate of incorporation or by-laws may be effected only if (in addition to the approval of the Board as a whole and any other approval required by applicable Law) there are in office one or more Independent Directors and such action is approved by a majority of the Independent Directors then in office. For purposes of considering any matter set forth in this Section 1.02(e), the Independent Directors will be permitted to meet without the presence of the other directors. The Independent Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Independent Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company will indemnify and advance expenses to, and Parent will cause the Company to indemnify and advance expenses to, the Independent Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 6.05.

Section 1.03. Top-Up Option.

(a) Subject to Section 1.03(b) and (c), the Company grants to Newco an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the terms hereof, to purchase from the Company the number of authorized and unissued shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Newco as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the sum of (x) the total number of Shares outstanding immediately after the issuance of the Top-Up Option Shares plus (y) the total number of shares of Common Stock that are issuable within ten Business Days after the issuance of the Top-Up Option Shares upon the vesting, conversion or exercise of all outstanding warrants, options, rights, restricted stock unit awards, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof; provided, however, that in no event shall the Top-Up Option be exercisable (i) to the extent that the number of Top-Up Option Shares would exceed the number of then authorized and unissued shares of Common Stock that are not otherwise reserved or committed to be issued and (ii) unless, immediately after such exercise and the issuance of the Top-Up Option Shares pursuant thereto, the Short-Form Threshold would be reached (after giving effect to the issuance of the Top-Up Option Shares). The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of shares of Common Stock owned, directly or indirectly, by Parent or Newco constitutes one share of Common Stock more than 90% of the aggregate number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, (C) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of Common Stock not otherwise reserved for issuance for outstanding Options or other obligations of the Company, (D) Newco shall have accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn pursuant to the terms of this Agreement and (E) the issuance of the Top-Up Option Shares pursuant to the Top-Up Option would not require approval by the Company’s stockholders under applicable Law (excluding, for the avoidance of doubt, any rules or regulations of NASDAQ that require stockholder approval). Subject to the foregoing conditions, the parties shall reasonably cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b) The Top-Up Option may be exercised by Newco, in whole but not in part, at any time after the Acceptance Date, and prior to the earlier to occur of (i) the Effective Time and (ii) the fifth business day after the Expiration Date or the expiration date of any “subsequent offering period.” The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. Such purchase price may be paid by Newco, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by executing and delivering to the Company a promissory note, in the form attached as Annex II, having a principal amount equal to the balance of the remaining aggregate purchase price, or by any combination of cash and such promissory note. Any such promissory note shall be full recourse against Parent and Newco, be due one year from the date the Top-Up Option Shares are issued, bear interest at a per annum rate of 3%, may be prepaid at any time without premium or penalty and provide that the unpaid principal and accrued interest thereunder shall immediately become due and payable (A) in the event that Newco fails to make any payment of interest as provided therein and such failure continues for a period of 30 days or (B) upon the occurrence of customary bankruptcy or insolvency events with respect to Newco. The Board has determined that such consideration for the Top-Up Option Shares is adequate.

(c) In the event that Newco wishes to exercise the Top-Up Option, it shall deliver to the Company a written notice (the “Top-Up Notice”) setting forth (i) the number of Shares that are expected to be owned by Newco immediately preceding the purchase of the Top-Up Shares, (ii) the number of Top-Up Option

Shares that it intends to purchase pursuant to the Top-Up Option, (iii) the manner in which it intends to pay the applicable purchase price and (iv) the place and time at which the closing of the purchase of the Top-Up Option Shares by Newco is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Newco that promptly following such exercise of the Top-Up Option, Newco intends to consummate the Short-Form Merger in accordance with Section 253 of the DGCL as contemplated by Section 1.10. At the closing of the purchase of the Top-Up Option Shares, Newco shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares and the Company shall cause to be issued to Newco a certificate representing such shares or an account statement as evidence of the issuance of such shares in book-entry form. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Option Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.04, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Short-Form Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 1.10 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares. Parent, Newco and the Company shall cooperate to ensure that any issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws.

(d) Parent and Newco acknowledge that the Top-Up Option Shares that Newco may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Newco represent and warrant to the Company that Newco is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Newco agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Newco for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(e) Notwithstanding anything to the contrary contained herein and to the fullest extent permitted by applicable Law, in any appraisal proceeding under Section 262 of the DGCL with respect to any Appraisal Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or promissory note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the dissenting Shares in accordance with Section 262 of the DGCL.

(f) The right to exercise the Top-Up Option shall not be assigned by Newco other than to Parent or a direct or indirect wholly owned subsidiary of Parent, including by operation of applicable Law or otherwise, and any attempted assignment in violation of this Section 1.03(f) shall be null and void.

Section 1.04. The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) as a wholly owned subsidiary of Parent.

Section 1.05. Closing.

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the second business day (the “Closing Date”) after satisfaction or waiver of the conditions set forth in ARTICLE VII, excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions, at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, MA 02111, unless another date, time or place is agreed to in writing by the parties; provided, however, that if, as of or immediately following the later to occur of the Acceptance Date, the expiration of any “subsequent offering period” pursuant to Section 1.01(a)(ii), or the purchase of the Top-Up Option Shares, a Short-Form Merger is available pursuant to Section 1.10, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, occur no later than the first business day immediately following the latest to occur of the Acceptance Date, the expiration of such “subsequent offering period,” or the purchase of the Top-Up Option Shares, as applicable.

Section 1.06. Effective Time of the Merger.

Subject to the provisions of this Agreement, at the Closing, the parties shall cause the appropriate certificate of merger or certificate of ownership and merger, as the case may be (in either case, the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with Section 251 of the DGCL (or to the extent provided in Section 1.10 hereof, Section 253 of the DGCL). The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Newco in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.07. Effects of the Merger; Further Action.

From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. At the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Newco or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Newco or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 1.08. Certificate of Incorporation; By-laws.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company and Newco, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger to read in its entirety in the form attached hereto as Annex III, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and with the DGCL.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company and Newco, the by-laws of Newco, as in effect immediately prior to the Effective Time and attached hereto as Annex IV, shall be the by-laws of the Surviving Corporation following the Merger, except that the bylaws shall include the name of the Surviving Corporation in the title thereof, until thereafter amended in accordance with its terms or the certificate of incorporation of the Surviving Corporation following the Merger and as provided under the DGCL.

Section 1.09. Directors and Officers.

The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, and the officers of Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.10. Merger Without Meeting of Stockholders.

Notwithstanding anything in this Agreement to the contrary, but subject to ARTICLE VII, if, as of immediately following the later to occur of the Acceptance Date, the expiration of any “subsequent offering period” pursuant to Section 1.01(a)(ii), and the purchase, if applicable, of the Top-Up Option Shares, Parent or any direct or indirect subsidiary of Parent, taken together, shall own at least 90% of the total number of outstanding Shares such that the Merger may occur without a vote of the Company’s stockholders in accordance with Section 253 of the DGCL (the “Short-Form Threshold”), the parties hereto shall, subject to ARTICLE VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (such Merger, a “Short-Form Merger”).

ARTICLE II

TREATMENT OF SHARES

Section 2.01. Effect of the Merger on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of capital stock of the Company or any shares of capital stock of Newco:

(a) Each share of common stock, par value $0.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates that, immediately prior to the Effective Time, represented the common stock of Newco shall, without the necessity of presenting the same for exchange, be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Each share of common stock, par value $.001 per share, of the Company (“Common Stock”) that is owned, directly or indirectly, by the Company (including treasury shares) and each share of Common Stock that is owned by Parent, Newco or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (collectively, “Cancelled Shares”).

(c) Subject to the provisions of this Section 2.01, each share of Common Stock, other than Cancelled Shares and other than Appraisal Shares, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Offer Price in cash (the “Merger Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share, other than Cancelled Shares and other than Appraisal Shares (a “Certificate,” provided that any references herein to a “Certificate” are deemed to include references to book-entry account statements relating to the ownership of shares of Common Stock). From and after the Effective Time, all such shares shall no longer be outstanding and, upon the conversion thereof, shall automatically be cancelled and shall cease to exist, and the holders of Certificates that immediately prior to the Effective Time represented such shares of Common Stock shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration.

(d) The following provisions shall govern the treatment of Options and RSUs (each as defined below):

(i) Immediately prior to the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each outstanding option to acquire Common Stock held by any person (an “Option”) granted under the Company’s 2000 Stock Option Plan and/or the Company’s 2007 Stock Incentive Plan, or otherwise (collectively, the “Stock Plans”), whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation immediately after the Effective Time an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, by (ii) the aggregate number of shares of Common Stock that were issuable upon exercise or settlement of such Option immediately prior to the Effective Time (such product, the “Option Consideration”). All payments provided pursuant to this Section 2.01(d)(i) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.02(f). If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Consideration therefor shall be zero.

(ii) At the Control Time, without any action on the part of the holders thereof, each restricted stock unit award outstanding immediately prior to the Control Time under the Stock Plans (an “RSU”) shall become fully vested, shall not be assumed by Parent or Newco and shall, as of the Control Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such RSU shall have the right to receive from Parent or the Surviving Corporation immediately after the Control Time an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock subject to such RSU immediately prior to the Control Time by (ii) the Merger Consideration (such amounts payable hereunder, the “RSU Award Payments”). From and after the Control Time, any RSU shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the RSU Award Payment, if any. The RSU Award Payments shall be paid as soon as practicable following the Control Time, without interest. All payments provided pursuant to this Section 2.01(d)(ii) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.02(f).

(iii) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Board (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions and take such other actions as may be necessary to effectuate the treatment of Options and RSUs pursuant to this Section 2.01(d).

(e) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration per share as provided in Section 2.01(c), unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal, but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. From and after the Effective Time, each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under

Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become exchangeable for, the right to receive the Merger Consideration per share (as provided in Section 2.02(f), less any required tax withholdings), payable without interest, as provided in Section 2.01(c), upon surrender of a Certificate or other proper documentary evidence pursuant to Section 2.02. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands for appraisal. In any appraisal proceeding with respect to Appraisal Shares and to the fullest extent permitted by applicable Law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Option Shares or the promissory note in payment for the Top-Up Shares.

Section 2.02. Exchange of Certificates.

(a) Prior to the Effective Time, Newco shall appoint an agent (the “Exchange Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this ARTICLE II. As of the Effective Time, Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent, in trust for the benefit of holders of Shares, cash in U.S. dollars in an amount sufficient to pay the aggregate Merger Consideration for all Shares outstanding immediately prior to the Effective Time (other than Cancelled Shares or Appraisal Shares), payable upon due surrender of the Certificates (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Common Stock on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon, upon due surrender of their Shares. Any net profit resulting from, or interest or income produced by, the Payment Fund will be payable to the Surviving Corporation.

(b) As soon as reasonably practicable after the Effective Time, and in any event not later than the fifth business day following the Closing Date, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Until surrendered as contemplated by Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this ARTICLE II and the holders of Certificates shall not have any rights as stockholders in the Company. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the close of business on the date on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the date on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.02(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this ARTICLE II.

(d) None of Newco, the Surviving Corporation and the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate, without any interest thereon.

(f) Each of Parent, Newco, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing authority by Parent, Newco, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which Parent, Newco, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.03. Adjustments.

If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Newco as set forth in this ARTICLE III. As used in this Agreement, the term “Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Newco immediately prior to the execution of this Agreement. Except as disclosed (i) in the Designated SEC Reports (excluding, in each case, any disclosures contained or referenced therein under the caption “Forward Looking Statements” and any other disclosures contained or referenced in the Designated SEC Reports relating to information, factors or risks that are predictive, cautionary or forward-looking in nature), provided, however, that any disclosure in any Designated SEC Report shall be deemed to qualify any representation or warranty set forth in this Article III only to the extent that the relevance of any disclosed event, item or occurrence is reasonably apparent as to matters and items that are the subject of such representation or warranty, other than any matters required to be disclosed for purposes of Sections 3.01, 3.02, 3.05 and 3.06(b), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Disclosure Schedule and without giving effect to any amendment to any such documents filed on or after the date hereof, or (ii) in the Disclosure Schedule (with specific reference to the Section or Subsection (if any) of this Agreement to which the information stated in such disclosure relates, provided that the disclosure in any section of the Disclosure Schedule shall qualify and be deemed disclosed with respect to other Sections or Subsections of this ARTICLE III only to the extent it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Sections or Subsections, other than any matters required to be disclosed for purposes of Sections 3.01, 3.02, 3.05 and 3.06(b), which matters shall only be disclosed by specific disclosure in the respective corresponding section or subsection of the Disclosure Schedule). For purposes of the preceding sentence, “Subsection” shall mean a first-level subpart of a Section (e.g., “3.01(a)”) but shall not require more detailed identification.

Section 3.01. Organization and Qualification.

(a) Each of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company Group is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE. The term “Company MAE” means any fact, event, development, condition, circumstance, change, effect or occurrence that, individually or in the aggregate with such other facts, events, developments, conditions, circumstances, changes, effects and occurrences, (i) has had or would reasonably be expected to have a material adverse effect or change on the business, financial condition, properties, assets or results of operations of the Company Group, taken as a whole, or (ii) would, or would reasonably be expected to, prevent the Company from performing its obligations under this Agreement prior to the Closing or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby; provided, however, that, no fact, event, development, condition, circumstance, change, effect or occurrence to the extent arising out of, attributable to or resulting from the following shall be deemed to constitute a Company MAE or shall be taken into account when determining whether a Company MAE has occurred or would reasonably be expected to occur: (A) the announcement, pendency or consummation of the Offer or the Merger (including any loss of or adverse change in the relationship of any of the Company Group with its employees, contractors, clients, partners, or suppliers related thereto); (B) the identity of Parent or any of its affiliates as the acquirer of the Company; (C) general economic, financial market or political conditions; (D) general conditions in the industry in which the Company Group operates or in any specific jurisdiction or geographical area in the United States or elsewhere in the world; (E) any changes (after the date hereof) in GAAP or applicable Law (or interpretations thereof); (F) any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof; or (G) any failure by the Company to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of shares of the Common Stock; provided, further, (1) in the case of clauses (C), (D), (E), and (F), such fact, event, development, condition, circumstance, change, effect or occurrence may be taken into account in determining whether or not there has been a Company MAE to the extent such effect has a materially disproportionate adverse effect on the Company Group, taken as a whole, as compared to other participants in the industry in which the Company Group operates, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company MAE and (2) the underlying cause of any failure referred to in the foregoing clause (G), not otherwise excluded by the exceptions set forth in this definition of “Company MAE,” may be taken into account in determining whether or not there has been a Company MAE.

(b) The Company has made available to Parent and Newco complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each of the Company Group, in each case as currently in effect. Said certificates of incorporation and by-laws (or similar organizational documents) are in full force and effect, and no other organizational documents are applicable to or binding upon any of the Company Group. None of the Company Group has violated the provisions of its certificate of incorporation or by-laws (or similar organizational documents).

Section 3.02. Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 5,000,000 of preferred stock, par value $.001 per share. As of the date of this Agreement: (i) 16,519,250 shares of Common Stock have been issued and are outstanding; (ii) 473,668 shares of Common Stock are held in the treasury of the Company; (iii) 391,750 shares of Common Stock are subject to outstanding RSUs granted under the Stock Plans; (iv) 3,422,386 shares of Common Stock are subject to outstanding Options granted under the Stock Plans; and (v) no other Equity-Related Securities of the Company are outstanding. For purposes of this Agreement, “Equity-Related Securities” means, with respect to an entity, (A) shares of capital stock or other voting securities of such entity, (B) securities of such entity that are convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of such entity, (C) options, warrants, calls, profits interests, stock appreciation rights, phantom stock or other rights to acquire from such entity, or other obligations of such entity to issue, any shares of capital stock, voting securities, or securities convertible into, or exchangeable or exercisable for, capital stock or voting securities of such entity, and (D) equity equivalents or other interests in the ownership or earnings of such entity. All of the outstanding Equity-Related Securities of the Company were offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws. All outstanding shares of Common Stock were duly authorized, were issued free of (or in compliance with) preemptive (or similar) rights, and are validly issued, fully paid and nonassessable.

(b) Section 3.02(b) of the Disclosure Schedule sets forth, with respect to each of the Options and RSUs outstanding as of the date hereof, (i) the name of the Stock Plan pursuant to which such Option or RSU was granted, (ii) the number of shares of Common Stock subject thereto, (iii) the grant and expiration dates, (iv) the exercise price, (v) the name of the holder, and (vi) the number of Options or RSUs (as the case may be) that have vested as of the date hereof. Each of the Stock Plans (including all amendments requiring approval) has been duly approved by the Company’s stockholders to the extent such approval is required under applicable Law. All shares of Common Stock subject to issuance in connection with the exercise of each of the outstanding Options and RSUs, upon issuance on the terms and conditions specified in the Stock Plan or other agreement pursuant to which such Option or RSU was granted, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c) Section 3.02(c) of the Disclosure Schedule lists each subsidiary of the Company (collectively, the “Company Subsidiaries”) and sets forth, with respect to each Company Subsidiary, (i) the jurisdiction of organization and (ii) the number and type of Equity-Related Securities authorized, issued and outstanding and the names of the respective holders thereof. All of the outstanding Equity-Related Securities of each Company Subsidiary (A) were offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws, (B) were duly authorized, were issued free of (or in compliance with) preemptive (or similar) rights, and are validly issued, fully paid and nonassessable, and (C) are owned by the holder thereof free and clear of all security interests, liens, pledges, charges, mortgages, title defects or other encumbrances of any nature whatsoever (“Liens”). Except as set forth in Section 3.02(c) of the Disclosure Schedule, none of the Company Group, directly or indirectly (i) owns, of record or beneficially, or (ii) has the right to acquire, in each case, any stock, partnership interest or joint venture interest or other equity ownership interest in any other person.

(d) There are no outstanding options, warrants, rights, agreements, arrangements, undertakings, commitments or obligations of any kind of the Company Group (A) to repurchase, redeem or otherwise acquire any Equity-Related Securities of any of the Company Group, (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other person, (C) to issue, transfer or sell any Equity-Related Securities, other than pursuant to outstanding Options and this Agreement, or (D) grant, extend or enter into any such options, warrants, rights, agreements, arrangements, undertakings, commitments or obligations. None of the Company Group is a party to (i) any stockholders’ agreement, voting trust agreement or registration rights agreement relating to Equity-Related Securities of any of the Company Group or (ii) any other Contract relating to the disposition or voting of, or dividends with respect to, any such Equity-Related Securities or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director of any of the Company Group.

(e) Section 3.02(e) of the Disclosure Schedule sets forth a list of each Contract outstanding as of the date hereof pursuant to which any Indebtedness is outstanding or may be incurred, together with the amount outstanding thereunder as of the date hereof. “Indebtedness” means, with respect to any of the Company Group, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) commitments under letters of credit, (iii) obligations under conditional or installment sale or other title retention Contracts, deferred purchase price obligations or “earn out” obligations relating to purchased property, assets, securities or other assets, (iv) capitalized or non-cancelable operating lease obligations, excluding any such leases individually involving Indebtedness of less than $10,000 and collectively involving Indebtedness of less than $100,000, (v) obligations under non-cancelable operating leases, (vi) net obligations under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations, (vii) obligations under any factoring, securitization or other similar facility or arrangement, and (viii) guarantees of any of the foregoing of another person. The Company has made available to Parent and Newco a complete and correct copy of each Contract listed in Section 3.02(e) of the Disclosure Schedule, each of which is a valid, binding and enforceable obligation of the Company and is in full force and effect, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. No event has occurred that entitles, or could entitle (with or without notice or lapse of time or both), the holder of any Indebtedness identified in Section 3.02(e) of the Disclosure Schedule to accelerate, or that does accelerate, the maturity of any such Indebtedness. There is no Indebtedness of the Company with the right to vote (or convertible into, or exchangeable for, Equity-Related Securities of the Company having the right to vote) on any matters on which holders of Common Stock may vote. As of the Effective Time, there will not be any Indebtedness outstanding except pursuant to Contracts listed in Section 3.02(e) of the Disclosure Schedule and as may be incurred in accordance with Section 5.01.

Section 3.03. Authority.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. Except for the Stockholder Approval, if required by applicable Law to consummate the Merger, and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Board duly adopted resolutions, which resolutions have not been subsequently withdrawn or amended, (i) declaring that this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Support Agreements and the other transactions contemplated hereby and thereby, (iv) to the extent applicable, directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (v) making the Board Recommendation.

Section 3.04. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the Support Agreements by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the certificate of incorporation or by-laws (or similar organizational documents) of any of the Company Group; (ii) conflict with or violate any U.S. federal, state, local, municipal, common, international or foreign laws, statutes, treaties, rules, regulations, ordinances or Orders (collectively, “Laws”) applicable to any of the Company Group or by which any properties of any of the Company Group are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of Section 3.04(b) have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a benefit under, give rise to any increased payment or any penalty or premium under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any of the Company Group (in each case, with or without notice or lapse of time or both) pursuant to, any Contract except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE. For purposes of this Agreement, “Contract” means any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease or similar instrument to which any of the Company Group is a party or by which any of the Company Group or its properties are bound or affected; excluding, however, any contract with any client of any of the Company Group if such contract resulted in less than $50,000 of total revenue being recognized by the Company Group in each of 2011, 2012 or the first quarter of 2013.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any grant, easement, variance, exception, registration, order, permit, license, authorization, certification, tariff, consent, approval or concession, or franchise from, action by, filing with or notification to (collectively, “Approvals”), any U.S. federal, state, local, municipal or foreign government, regulator, court, arbitrator, administrative agency or commission, or other governmental, quasi-governmental, taxing or regulatory authority, official or agency, including a stock exchange or other self-regulatory body or a public utility commission, public services commission or similar regulatory body (each a “Governmental Authority”), except for (i) any filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement or other reports, schedules, declarations, statements, applications and other documents required pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing of the Certificate of Merger as required by the DGCL, (iii) the filing of the pre-merger notification report under the HSR Act, and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) notification to the NASDAQ Stock Market of any stockholder meeting, and (v) such other Approvals the failure of which to make or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE.

Section 3.05. SEC Filings; Financial Statements; Internal Controls.

(a) The Company has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed by it with the SEC since January 1, 2012 and will timely file all forms, reports, schedules, declarations, statements, applications and other documents required to be filed by it with the SEC after the date hereof (together with any documents so filed during such period on a voluntary basis, in each case as may have been or may be amended from the date of their filing, collectively, the “Reports”), each of which, when filed or amended, complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed. None of the Reports, when filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or documents with the SEC under the Exchange Act. As of the date of this Agreement, there are no unresolved comments received by the Company from the staff of the SEC with respect to any of the Reports.

(b) Each of the audited and unaudited financial statements (including any related notes) included in the Reports, (i) when filed, complied or will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) was prepared or will be prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted for purposes of Quarterly Reports on Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) when filed, fairly presented or will fairly present the consolidated financial position of the Company Group at the respective dates thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that were not, and are not expected to be, material in amount). All of the Company Subsidiaries are consolidated for accounting purposes.

(c) The Company has established, implemented and maintains disclosure controls and procedures and internal control over financial reports (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP, and such disclosure controls and procedures are designed to ensure that all material information relating to the Company Group that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. Except as has been disclosed prior to the date of this Agreement in reports filed by the Company with the SEC in accordance with applicable SEC requirements, such disclosure controls and procedures are effective to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. With respect to the Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Reports, the principal executive officer and the principal financial officer of Company have made and will make all certifications required by the Sarbanes-Oxley Act of 2002, as amended, and any related rules and regulations promulgated by the SEC, and the statements contained in all such certifications were or will be as of their respective dates true, complete and correct. The Company has disclosed to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) None of the Company Group nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of any of the Company Group has (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. In the period between the Company’s proxy statement dated April 8, 2013 and the date of this Agreement, no event has occurred that would be required to be reported under “Certain Relationships and Related Transactions” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) None of the Company Group has any liabilities or obligations of any nature that would be required to be set forth in a consolidated balance sheet prepared as of the date of this Agreement in accordance with GAAP, except liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company Group as of December 31, 2012 (such balance sheet, the “Balance Sheet,” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Reports; or (ii) incurred after the Balance Sheet Date and prior to the date of this Agreement in the ordinary course of business consistent with past practice, none of which would, individually or in the aggregate, have or reasonably be expected to have a Company MAE.

(f) The Company has made available to Parent and Newco complete and correct copies of any amendments or modifications that have not yet been filed with the SEC to Contracts that previously had been filed by the Company with the SEC pursuant to the Exchange Act.

(g) Since January 1, 2012 through the date of this Agreement, to the Knowledge of the Company, (i) none of the Company Group or any director or officer of any of the Company Group has received, and the Company has no Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Company Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the Company Group has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any of the Company Group, whether or not employed by any of the Company Group, has reported evidence of a material violation of securities Laws by the Company or any of its officers, directors, employees or agents, or a breach of fiduciary duty by any of the officers or directors of the Company, to the Board or any committee thereof or to any director or officer of the Company.

Section 3.06. Absence of Certain Changes or Events.

Except as specifically contemplated by this Agreement, since January 1, 2013, (a) each of the Company Group has conducted its business only in the ordinary course and in a manner consistent with past practice, (b) there has not been any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company MAE, and (c) there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Newco under Section 5.01.

Section 3.07. Absence of Litigation.

(a) There are no suits, claims, demands, actions, proceedings, arbitrations, charges or investigations (“Actions”) pending or, to the Knowledge of the Company, threatened against any of the Company Group or any assets, properties or rights of any of the Company Group by or before any Governmental Authority or arbitrator, it being understood that the foregoing shall exclude any “preservation hold,” subpoena, letter or similar demand relating to any Action in which the Company is not a named party on the date of this Agreement. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by stockholders of the Company or otherwise with respect to the performance of his or her duties as an officer or director of the Company.

(b) There exist no Contracts with any of the directors and officers of any of the Company Group that provide for indemnification by any of the Company Group.

(c) None of the Company Group, any of its properties or assets or any of its current or former directors or officers (in their capacity as such) is or are subject to any order, writ, judgment, injunction, ruling, decree, determination, directive or award (each an “Order”) of any Governmental Authority and, to the Knowledge of the Company, no such Orders are threatened to be imposed.

Section 3.08. Tax Matters.

For purposes of this Section 3.08, any reference to the Company Group shall include any corporation that merged or was liquidated with and into any of the Company Group.

(a) All material Tax Returns required to be filed by or with respect to any or all of the Company Group have been timely filed, and all such Tax Returns are complete and correct in all material respects. Each of the Company Group has (i) timely paid all Taxes that are due, or that have been asserted in writing by any Governmental Authority to be due, from or with respect to it or (ii) provided adequate reserves in its financial statements, as reflected on the face of the balance sheets contained in the Reports in accordance with GAAP, for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Since the Balance Sheet Date, none of the Company Group has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) No claim for unpaid Taxes has become a Lien against the property of, or is being asserted against, any of the Company Group.

(c) The statute of limitations with respect to the Tax Returns of each of the Company Group and of each affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)) of which any of the Company Group is or has been a member for all periods through the calendar year ending December 31, 2008 has expired. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, income and other material Taxes due from or with respect to any of the Company Group for any taxable period, and no power of attorney granted by or with respect to any of the Company Group relating to income and other material Taxes is currently in force. None of the Company Group is the beneficiary of any extension of time within which to file any Tax Return.

(d) No deficiencies for Taxes with respect to any of the Company Group have been claimed, proposed or assessed by a Tax authority or other Governmental Authority in writing. No audit or other Action by any Governmental Authority has formally commenced and no notification has been given to any of the Company Group that such an audit or other Action is pending or threatened with respect to any Taxes due from such entity or with respect to such entity or any Tax Return filed by or with respect to such entity. No assessment of Tax has been proposed in writing to any of the Company Group against such entity or its assets or properties. None of the Company Group has been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return in such jurisdiction that was not filed.

(e) None of the Company Group is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar Contract.

(f) Section 3.08 of the Disclosure Schedule sets forth a list of the U.S. federal net operating loss carryforwards of the Company Group as of December 31, 2012, the expiration date of such carryforwards, and a summary of any limitations to which such carryforwards are subject under Section 382 of the Code or otherwise.

(g) None of the Company Group (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is any of the Company Group) filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

(h) None of the Company Group is required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date (a “Post-Closing Tax Period”) as a result of (i) a change in method of accounting for a taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”), (ii) a closing agreement as described in Section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws) entered in a Pre-Closing Tax Period, (iii) an installment sale or open transaction arising in a Pre-Closing Tax Period, (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period, (v) deferred gains that could be recognized in a Post-Closing Tax Period, (vi) use of an improper method of accounting for a Pre-Closing Tax Period, (vii) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Laws) in a Pre-Closing Period or (viii) an election under Section 108(i) of the Code in a Pre-Closing Period. There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the

Code or the corresponding foreign, state or local Tax laws) that will be required to be taken into account by any of the Company Group in a Post-Closing Tax Period by reason of a change in method of accounting in a Pre-Closing Tax Period. None of the Company Group is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m).

(i) Each of the Company Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party.

(j) No property of any of the Company Group is property that any of the Company Group or any party to the Merger is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Code Section 168(h). None of the Company Group has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) None of the Company Group has been a party to any distribution of stock occurring during the last two years in which the parties to such distribution treated the distribution as governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company has made available to Parent and Newco complete and correct copies of all income and franchise Tax Returns of each of the Company Group for the preceding three taxable years.

(m) None of the Company Group is a (i) “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n) None of the Company Group has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing authority).

(o) The Company Group has disclosed on its consolidated U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662. None of the Company Group has engaged in a “reportable transaction,” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b), or any transaction substantially similar to a reportable transaction. None of the Company Group has entered into, marketed or facilitated any transaction identified as a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(p) As used herein, “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority. As used herein, “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

Section 3.09. Employee Matters.

(a) Section 3.09(a) of the Disclosure Schedule sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” (within the meaning of ERISA Section 3(37)), stock purchase, stock option, stock ownership, other equity or equity-based compensation, severance, employment, consulting, retirement, pension, profit sharing, change-of-control, fringe benefit, vacation, disability, death benefit, hospitalization, medical, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), sponsored, maintained, contributed to or required to be maintained or contributed to by any of the Company Group or with respect to which any of the Company Group would reasonably be expected to have any present or future liability. All plans, Contracts, programs, policies and arrangements required to be set forth in Section 3.09(a) of the Disclosure Schedule are collectively referred to as the “Plans,” and, for purposes of this Section 3.09, any current or former employee, consultant, independent contractor of any of the Company Group is referred to as an “Employee.”

(b) None of the Company Group or any ERISA Affiliate of the Company has at any time sponsored, contributed to, maintained or had or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (ii) an employee benefit plan that is subject to Part 3 of Subtitle I of ERISA, or Section 412 or 430 of the Code or Title IV of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(c) The Company has made available to Parent and Newco a complete and correct copy (or, to the extent no such copy exists, an accurate description) of each of the Plans and, with respect to each of the Plans (to the extent applicable), (i) any related trust agreement, annuity contract or other funding instrument, (ii) the most recent determination letter, (iii) any summary plan description and other written communications (or description of any oral communication) by any of the Company Group that modify in any significant respect the benefits provided under the terms of such Plan in a manner not reflected in any of the documents listed in Section 3.09(a) of the Disclosure Schedule, (iv) any material correspondence with, and all non-routine filings made with, any Governmental Authority since January 1, 2011, and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d) Except as individually or in the aggregate would not reasonably be expected to have a Company MAE, (i) all Plans are in compliance with and have been administered in form and operation in accordance with their terms and all requirements (including filing and reporting requirements) of the Code, ERISA and other applicable Laws and (ii) none of the Company Group has received any claim or notice that any Plan is not in compliance with its terms, all applicable Laws and all prohibited transaction exemptions, including the requirements of ERISA and the Code, and, to the Knowledge of the Company, no event has occurred that will or could cause any such Plan to fail to comply with such requirements. There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceedings or governmental investigations pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or any violation of any applicable Law with respect to any Plan.

(e) All contributions, premiums and other payments required by Law or any Plan to have been made under such Plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, except as would not reasonably be expected to result in a Company MAE.

(f) Except as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement and related documents nor the consummation or performance of any of the transactions contemplated by this Agreement will (whether alone or in connection with any subsequent event), result in (i) the payment to any Employee of any money or other property, (ii) the forgiveness of indebtedness of any Employee, (iii) the provision of any benefits or other rights of any individual, or (iv) the increase, acceleration or provision of any payments, benefits or other rights provided to or for the benefit of any Employee (including the acceleration of any funding obligations), whether or not any such payment, right, benefit, increase, acceleration or provision could constitute a “parachute payment” within the meaning of Section 280G of the Code.

(g) None of the payments contemplated by the Plans or any other agreements to which any of the Company Group is a party, would individually or in the aggregate constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.

(h) There has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Company Group relating to, or any change in employee participation or coverage under, any Plan that would materially increase the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

(i) No “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that would reasonably be expected to result in a material liability to any of the Company Group has occurred with respect to any Plan.

(j) No Plan provides any of the following retiree or post-employment benefits to any Employee: medical, disability or life insurance benefits, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise may be required pursuant to any other applicable Laws. To the Knowledge of the Company, there has been no communication to any Employee promising or guaranteeing any such retiree medical, disability or life insurance on a permanent basis.

(k) To the Knowledge of the Company, there have been no acts or omissions that would impair the ability of any of the Company Group (or any successor thereto) to unilaterally amend or terminate any Plan.

(l) None of the Company Group is a party to or otherwise bound by any Contract pursuant to which a labor organization is certified under applicable labor Laws as a bargaining agent for any Employee, nor is any such Contract presently being negotiated. Except as individually or in the aggregate would not reasonably be expected to have a Company MAE, (i) there is not, and in the last five years has not been, a representation question respecting any of the Employees, (ii) to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from Employees to authorize representation by a labor organization, (iii) none of the Company Group is the subject of any Action or Order by any Governmental Authority or, to the Knowledge of the Company, threatened with, any Action or Order, in each case relating to Employees or employment practices or asserting that any of the Company Group has committed an unfair labor practice or is seeking to compel any of the Company Group to bargain with any labor union or labor organization, (iv) there is not pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout, arbitration or grievance involving any of the Company Group, (v) none of the

Company Group or its representatives or employees has committed any unfair labor practices and (vi) each of the Company Group is in compliance with all applicable Laws and collective bargaining Contracts regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(m) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

(n) None of the Company Group has classified an individual as an “independent contractor” or of similar status who, according to any Plan or contract or applicable Law, should have been classified as an employee.

(o) Schedule 3.09(o) of the Disclosure Schedule sets forth each Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Plan, a “Foreign Benefit Plan”). All Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Balance Sheet.

(p) The Board has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangements that have been entered into on or before the date of this Agreement by any of the Company Group with current, former or future directors, officers or employees of any of the Company Group and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 3.10. Environmental.

(a) (i) Each of the Company Group has complied and is in compliance in all material respects with all applicable Environmental Laws and (ii) none of the Company Group has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company Group, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity; in each case, arising under Environmental Law. No facts, circumstances or conditions exist with respect to any of the Company Group that would, individually or in the aggregate, have or reasonably be expected to have a Company MAE.

(b) The Company has made available to Parent and Newco complete and correct copies of all environmentally related audits, studies, reports, analyses and results of investigations that relate to currently or previously owned, leased or operated properties of any of the Company Group and are in the possession, or under the control, of any of Company Group.

(c) Except to the extent the following would not, individually or in the aggregate, have or reasonably be expected to give rise to Environmental Liabilities resulting in a Company MAE, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by any of the Company Group or any predecessor thereof: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

(ii) “Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental permit or order or agreement with any Governmental Authority or other person under Environmental Laws.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

Section 3.11. Compliance with Laws; Approvals from Governmental Authorities.

(a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE, (a) each of the Company Group and its relevant personnel and operations are, and since January 1, 2010, have been, in compliance with and not in default under or in violation of any Laws applicable to it or by which any of its properties are bound or affected, (b) no notice, Action or assertion has been received by, filed or commenced against any of the Company Group or, to the Knowledge of the Company, threatened against any of the Company Group alleging any violation of any Law applicable to it or by which its properties are bound or affected, (c) each of the Company Group has made or obtained all Approvals necessary or advisable to conduct its businesses as now being conducted and to own, lease or operate its properties and assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Approval and (d) none of the Company Group has received notice threatening any suspension, revocation or modification of any Approval.

(b) Each of the Company Group is, and has at all times since January 1, 2010 been, in compliance in all material respects with all Laws relating to U.S. and foreign economic sanctions including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c) Each of the Company Group is, and has at all times since January 1, 2010 been, in compliance in all material respects with all Laws relating to imports, exports and other international transactions including those Laws administered by the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; and State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130.

(d) Each of the Company Group has complied in all material respects with all applicable data protection and privacy Laws and with their respective internal security policies and privacy policies, relating to the use, collection, storage, disclosure and transfer of any personally identifiable information of third parties collected by the Company Group, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE. None of the Company Group has received any written notice or complaint from any Governmental Authority or, to the Knowledge of the Company, any other third party relating to improper use, collection or protection by the Company Group of personally identifiable information or non-compliance with any of the aforementioned policies or applicable Laws relating thereto.

Section 3.12. Contracts.

(a) Section 3.12 of the Disclosure Schedule sets forth a list of the following Contracts to which any of the Company Group is a party or by which any of the Company Group or any of its properties are bound or affected as of the date of this Agreement:

(i) Contracts (A) restricting the payment of dividends by any of the Company Group, (B) limiting or purporting to limit the right of any of the Company Group to engage or compete in any line of business or compete with any person or operate in any location (including through any limitation granting a client an exclusive right to purchase or license any service or services offered by any of the Company Group), or (C) granting a “most favored nation” status to any person other than the Company Group, in a manner that is material to the business of the Company Group, taken as a whole;

(ii) joint venture, partnership, limited liability company or similar agreements;

(iii) Contracts for the acquisition or disposition, directly or indirectly (by merger, sale of stock, sale of assets or otherwise) of any business, assets or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000 that either (x) were entered into at any time during the last five (5) years or (y) any of the Company Group or any of its properties are bound or affected by as of the date of this Agreement, in each case other than Contracts for the procurement or sale of assets in the ordinary course of business;

(iv) Contracts with any Governmental Authority relating to (A) the setting of rates of general applicability, (B) the payment of dividends or (C) the incurrence of Indebtedness;

(v) each Contract outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of $100,000 after the date hereof;

(vi) indemnification, employment, severance or other Contracts with any directors or officers (or their respective affiliates) of any of the Company Group;

(vii) Contracts under which any of the Company Group has advanced or loaned any amount to, or guaranteed any obligations of, any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business);

(viii) each Contract providing for any development, marketing, resale, distribution, sales representative or similar arrangement and involving expenditures, liabilities or revenues reasonably expected to be in excess of $100,000 after the date hereof;

(ix) Contracts granting a third party any license to any of the Company’s material Intellectual Property, other than in connection with the sale or license of products and services in the ordinary course of business consistent with past practice;

(x) Contracts pursuant to which any of the Company Group has been granted by a third party any license to any material Intellectual Property, except for any Contract for “off-the shelf” or generally available commercial software licensed on standard terms for an aggregate value of less than $50,000;

(xi) Contracts (A) providing for any license or franchise granted by any of the Company Group pursuant to which such entity has agreed or is required to provide any third party with access to source code or to provide for such source code to be put in escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated under this Agreement, or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xii) collective bargaining agreements;

(xiii) each lease or rental Contract involving real or personal property and payments in excess of $50,000 per year or $100,000 over the term of such Contract;

(xiv) each Contract pursuant to which any of the Company Group receives consulting services that is not terminable by such entity on notice of 90 days or less, has a term of more than one year, or involves payments by such entity, after the date hereof, in excess of $50,000 per year or $100,000 over the remaining term of such Contract;

(xv) Contracts providing for a maintenance term longer than twelve months;

(xvi) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(xvii) is between any of the Company Group and any of the 10 largest suppliers of the Company Group (based on the dollar value of products or services purchased by the Company Group for the fiscal year ended December 31, 2012);

(xviii) is between any of the Company Group and any of the 20 largest clients of the Company Group (based on the dollar value of sales by the Company Group for the fiscal year ended December 31, 2012);

(xix) is a settlement, conciliation or similar agreement (A) with any Governmental Authority or (B) that requires the Company Group to pay consideration of more than $100,000 after the date of this Agreement;

(xx) obligates the Company Group with respect to “earn-out” or similar payments with respect to the deferred purchase price for the acquisition of any business, assets or capital stock or other equity interests of another person after the date of this Agreement; and

(xxi) each commitment or agreement to enter into any of the foregoing.

Each Contract of the type described in this Section 3.12(a) is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE, (i) none of the Company Group is and, to the Knowledge of the Company, no other party is in default under, or in breach or violation of, and none of the Company Group has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract and (ii) to the Knowledge of the Company, no event has occurred that would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to any increased payment or any penalty or premium under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any of the Company Group (in each case, with or without notice or lapse of time or both) pursuant to, any of the terms or conditions of any Material Contract. Each Material Contract is a valid and binding obligation of the Company Group, as applicable and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect. A complete and correct copy of each Material Contract has been made available to Parent.

Section 3.13. Affiliate Transactions.

No director, officer or other affiliate of any of the Company Group (a) owns any material direct or indirect interest of any kind in (other than passive investments in mutual funds or other institutional investment vehicles), or controls, or is a director or officer of, or has the right to participate materially in the profits of (other than passive investments in mutual funds or other institutional investment vehicles), any person that is or has since January 1, 2010 been (i) a supplier, client, landlord, tenant, creditor or debtor of any of the Company Group or (ii) engaged in a business related to the business of any of the Company Group, (b) is, or since January 1, 2010, has been, a party to or a participant in any transaction to which any of the Company Group is a party or is a party to any Contract with any of the Company Group (other than employment agreements), or (c) has borrowed any money from or loaned any money to or other similar obligations to or from any of the Company Group (each, an “Affiliate Transaction”). Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained terms and conditions as were at least as favorable to the Company Group as would have been obtained by the Company Group in a similar transaction with an unaffiliated third person. The Company has made available to Parent complete and correct copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.14. Fairness Opinion.

The Company has received the written opinion of US Arma Partners LP (the “Financial Advisor”) to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Newco, North Bridge Venture Partners and Commonwealth Capital Ventures and their respective affiliates). An executed copy of such opinion has been delivered to Newco for information purposes only.

Section 3.15. Brokers’ and Transaction Expenses.

(a) No broker, finder or investment banker, other than the Financial Advisor, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Newco a complete and correct copy of all Contracts between the Company, on the one hand, and the Financial Advisor, on the other hand, pursuant to which the Financial Advisor would be entitled to any payment relating to the transactions contemplated hereby.

(b) Section 3.15 of the Disclosure Schedule sets forth the Company’s reasonable estimate, as of the date of this Agreement, of the fees and expenses incurred or payable, or to be incurred or payable, by any of the Company Group in connection with this Agreement and the consummation of the transactions contemplated hereby, including fees payable to the Financial Advisor, the Company Group’s legal advisers and other professional advisers (“Transaction Expenses”). The Company has made available to Parent and Newco a complete and correct copy of all engagement letters and other Contracts between the Company, on the one hand, and any legal, accounting or other advisors, pursuant to which any such other advisors would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.16. Vote Required.

If required by applicable Law, the only vote of holders of any class of capital stock of the Company that may be necessary to adopt and approve this Agreement is adoption and approval of this Agreement and the transactions contemplated hereby, by the affirmative vote of a majority of the outstanding shares of Common Stock, voting as a single class (any such vote, “Stockholder Approval”).

Section 3.17. Intellectual Property.

(a) Each of the Company Group owns or has the right to use all Intellectual Property used in the conduct of its businesses as currently conducted (collectively, the “Company IP”), except as would not reasonably be expected to have a Company MAE. One of the Company Group owns all right, title, and interest, free and clear of all Liens, in and to (i) the Company IP owned by the Company Group and (ii) all copyrights and trade secrets embodied in the software products and services of the Company Group currently being marketed, distributed, or supported by the Company Group, except with respect to any software forming part of such products and services that is licensed to the Company Group pursuant to a written license agreement.

(b) To the Knowledge of the Company, the Company IP is valid, unexpired, enforceable and has not been abandoned.

(c) Each Intellectual Property license to which any of the Company Group is a party is valid and enforceable, and such entity is not in breach or default thereunder, except as would not reasonably be expected to have a Company MAE.

(d) None of the Company Group has infringed or otherwise impaired, or is infringing or otherwise impairing, the Intellectual Property of any third party (except as would not reasonably be expected to have a Company MAE), nor has it received any written (or to the Knowledge of the Company, non-written) threats that it is or has been infringing or otherwise impairing the Intellectual Property of any third party. To the Knowledge of the Company, no third party is infringing or otherwise impairing Company IP. None of the Company Group has asserted a claim that a third party is infringing or otherwise impairing Company IP owned by any of the Company Group.

(e) There is no Order or pending or, to the Knowledge of the Company, threatened Action relating to any Company IP owned by the Company Group. None of the Company Group has been notified in writing of any Order or pending or threatened Action relating to any Company IP licensed to any of the Company Group. There is no pending or, to the Knowledge of the Company, threatened Action relating to any allegation by a third party that the Company infringes, misappropriates, or otherwise violates the Intellectual Property of such third party.

(f) The Company Group has taken reasonable steps to protect, maintain and safeguard the Company IP, including taking reasonable steps to protect and preserve the confidentiality of all confidential information that is material to the businesses of the Company Group as currently conducted.

(g) No software covered by or embodying any Company IP owned or purported to be owned by any of the Company Group has been distributed in whole or in part or used, or is being used in conjunction with any Public Software in a manner that would require that such software be disclosed or distributed in source code form or made available for free. “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

(h) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment by any of the Company Group of any additional amounts with respect to, nor require the consent of any other person in respect of, the right of any of the Company Group to own, use or hold for use any of the material Company IP as owned, used or held for use in the conduct of the business of such entity as currently conducted.

(i) Section 3.17(i) of the Disclosure Schedule sets forth a list of, and the legal and equitable owner of, all Company IP that is owned by any of the Company Group and that is registered with or issued by a Governmental Authority (including applications for registration and patent applications) or other quasi-governmental entity (e.g., domain name registrar).

(j) No Company IP is subject to any license granted by any of the Company Group to any person.

(k) Section 3.17(k) of the Disclosure Schedule sets forth a list of all third parties to which copies of source code containing or embodying any Company IP have been disclosed, whether pursuant to an escrow arrangement or otherwise, and all parties who have the potential right to receive such source code.

(l) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development of Company IP owned by the Company Group: (i) have been and are a party to “work-for-hire” arrangements with the one of the Company Group; or (ii) have assigned to one of the Company Group ownership of all tangible and intangible property arising in connection with the conception or development of such Intellectual Property.

(m) For purposes hereof, “Intellectual Property” means all U.S. and foreign intellectual property and intellectual property rights, including: (i) inventions, discoveries, processes, formulae, designs, methods, procedures, concepts, developments, technology, and all related improvements and know-how; (ii) copyrights and copyrightable works (and any registrations or applications for registration thereof), including computer applications, programs, hardware, software, systems, databases and related items; (ii) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress (including any registrations or applications for registration thereof), the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets, data and other confidential information; (v) maskworks and maskwork rights (and any registrations or applications for registration thereof); and (vi) patents, patent applications, and foreign counterparts, divisionals, continuations, continuations-in-part, reissues, reexaminations, and continuing prosecution applications, thereof.

Section 3.18. Insurance.

All insurance policies under which any of the Company Group is either an insured or a beneficiary provide coverage for risks of a character and in such amounts as are usually insured against by similarly situated businesses in the same or a similar business. The Company has made available to Parent and Newco complete and correct copies of all current insurance policies and binders that are material to the Company Group taken as a whole (“Insurance Policies”), including any such policies that (a) insure the business or properties of any of the Company Group or (b) provide insurance for any director, officer, employee, fiduciary or agent of any of the Company Group that is held by or on behalf of any of the Company Group. All premiums due and payable in respect of each Insurance Policy have been paid, all such Insurance Policies are in full force and effect, and none of the Company Group has received written notice from any insurer or agent of any intent to cancel any such Insurance Policy. None of the Company Group has received written notice from any insurance company or Governmental Authority termination, cancellation, non-renewal or of any defects or inadequacies that would adversely affect the insurability of, or cause any material increase in the premiums for, insurance covering any of the Company Group or its properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

Section 3.19. Property.

(a) Each of the Company Group has good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets, except for defects in title, easements, restrictive covenants and similar encumbrances that would not, individually or in the aggregate, have or reasonably be expected to have a material affect on the use of the properties, rights or assets subject thereto or otherwise would, individually or in the aggregate, have or reasonably be expected to have a Company MAE. All such properties, rights and assets, other than properties, rights and assets in which any of the Company Group has a leasehold interest are free and clear of all Liens, except for Liens that would not, individually or in the aggregate, have or reasonably be expected to have a material affect on the use of the properties, rights or assets subject thereto or otherwise materially impair the business operations of the Company Group as currently conducted. There is no condemnation, expropriation, eminent domain or similar Action affecting any of such properties, rights or assets pending or, to the Knowledge of the Company, threatened. All of the properties, rights and assets of the Company Group are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and there are no structural defects in any of such properties, rights and assets, except for any failure to be in such condition and repair or defects that would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE.

(b) None of the Company Group owns any real property. Section 3.19(b) of the Disclosure Schedule sets forth a list of each Contract pursuant to which any of the Company Group leases real property to or from any other person. All real property, including all buildings, structures, fixtures and other improvements, leased to any of the Company Group is referred to collectively as the “Real Property.” The present use and operation of the Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws. Each of the Company Group has complied with the material terms and conditions of all leases to which it is a party, and all such leases are in full force and effect. The Company Group enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that would not, individually or in the aggregate, have or reasonably be expected to have a Company MAE. None of the Company Group has received any written notice from the other party to any Real Property lease of the termination or proposed termination thereof.

(c) The software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment used or held for use by the Company Group (“IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company Group. The IT Assets do not contain any viruses or other malware that would materially and adversely affect the functionality thereof. The Company has taken commercially reasonable steps to implement anti-virus, backup, security and disaster recovery measures and technology consistent with industry practices of similarly situated companies, and, to the Knowledge of the Company, no person has obtained unauthorized access to any IT Assets in a manner that caused material harm to the Company Group or its clients.

Section 3.20. Change of Control.

Section 3.20 of the Disclosure Schedule sets forth the amount of any compensation or remuneration that is or may become payable to any employee of any of the Company Group pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than solely as a stockholder of the Company or as a holder of Options or RSUs.

Section 3.21. Illegal Payments.

In the conduct of its business, none of the Company Group or its directors, officers, employees or agents has (a) directly or indirectly, given, or agreed to give, authorized or received, any gift, contribution, payment or similar benefit that is or was illegal under applicable Law to any supplier, client, governmental official or employee or other person who was, is or may be in a position to help or hinder any of the Company Group (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other person, to any candidate for U.S. federal, state, local or foreign public office, (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose or (c) engaged, directly or indirectly, in any activity which would cause any of the Company Group to be in violation in any material respect of (i) the Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.S. Travel Act, 18 U.S.C. § 1952, (iii) the United Kingdom Bribery Act of 2010, (iv) any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) any other applicable Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”) or any applicable U.S. money laundering Law, during the period since January 1, 2008 or for so long as such Laws have been in effect, whichever time period is shorter. Each of the Company Group has instituted and maintained policies and disclosure controls and procedures and an internal accounting system designed to ensure, and which are reasonably expected by each of the Company Group to continue to ensure, continued compliance in all material respects therewith and that violations of applicable Anti-Bribery Laws and U.S. money laundering Laws will be prevented, detected and deterred.

Section 3.22. Suppliers and Clients

(a) Section 3.22(a) of the Disclosure Schedule sets forth a list of (i) the 10 largest suppliers of the Company Group (based on the dollar value of products or services purchased by the Company Group for the fiscal year ended December 31, 2012) and (ii) the 20 largest clients of the Company Group (based on the dollar value of sales by the Company Group for the fiscal year ended December 31, 2012).

(b) Since December 31, 2012, to the Knowledge of the Company, no supplier listed in Section 3.22(a) of the Disclosure Schedule has provided written notice of its intention to cancel or otherwise terminate or materially adversely modify its relationship with any member of the Company Group.

(c) Since December 31, 2012, to the Knowledge of the Company, no client listed in Section 3.22(a) of the Disclosure Schedule has provided written notice of its intention to cancel or otherwise terminate or materially adversely modify its relationship with any member of the Company Group, and, the Company, based on its most recent internal projection as of the date of this Agreement, expects that, with respect to each client listed in Section 3.22(a) of the Disclosure Schedule, the Company will recognize in the fiscal year ending December 31, 2013 gross revenue from such client in an amount equal to or exceeding the gross revenue recognized by the Company with respect to such client in the fiscal year ending December 31, 2012.

Section 3.23. Takeover Laws.

No “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation is applicable to the Agreement, the Merger, the Offer and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco, jointly, represent and warrant to the Company as follows:

Section 4.01. Organization.

Each of Parent and Newco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Newco has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Newco, in each case as currently in effect. Such certificate of incorporation and by-laws are in full force and effect, and no other organizational documents are applicable to or binding upon Newco. Newco is not in violation of any of the provisions of its certificate of incorporation and by-laws.

Section 4.02. Authority Relative to this Agreement.

Each of Parent and Newco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation by each of Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of each of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the adoption of this Agreement, following its execution, by Parent in its capacity as the sole stockholder of Newco. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Newco enforceable against them each in accordance with their terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.03. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the Support Agreements by each of Parent and Newco and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the certificate of incorporation or the by-laws of either of Parent and Newco; (ii) conflict with or violate any Laws applicable to either of Parent and Newco or by which their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clause (i) of Section 4.03(b) have been obtained and all filings described in such clause have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of either of Parent and Newco (in each case, with or without notice or lapse of time or both) pursuant to, any Contract to which either of Parent and Newco is a party or by which either of Parent and Newco or their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have or reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(b) Assuming the filing of the Proxy Statement referred to in clause (i) of Section 3.04(b) is made, the execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation of the transactions contemplated hereby by each of Parent and Newco do not and will not require any Approvals from any Governmental Authority, except for (i) the filing with the SEC of any reports, schedules, declarations, statements, applications and other documents required pursuant to the applicable requirements of the Exchange Act, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) the filing of the pre-merger notification report under the HSR Act, and any foreign antitrust filings as the Company and Parent determine are required to be filed, and (iv) such Approvals the failure of which to make or obtain would, individually or in the aggregate, have or reasonably be expected to have a Parent MAE. As used herein, “Parent MAE” means any event, condition, change, occurrence or development of a state of circumstances that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Newco to perform their respective obligations under this Agreement.

Section 4.04. Brokers.

The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each of Parent and Newco or its affiliates.

Section 4.05. Sufficient Funds.

Parent and Newco have available, or have made arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to provide both for the Merger Consideration payable hereunder and all fees and expenses required to be paid by Parent and Newco related to the Merger (“Sufficient Funds”).

Section 4.06. Capitalization and Operation of Newco.

All of the issued and outstanding capital stock of Newco is, and at the Effective Time will be, owned by Parent. Newco has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 4.07. No Vote of Parent Stockholders; Required Approval.

No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Offer, the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Newco is the only vote or consent of the holders of any class or series of capital stock of Newco necessary to approve the Offer, the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 4.08. Offer Documents.

The Offer Documents will comply in all material respects with the provisions of applicable U.S. federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Newco with respect to information supplied by the Company in writing for inclusion in the Offer Documents. The information to be supplied in writing by or on behalf of Parent for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D-9 is first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.09. Absence of Litigation.

As of the date hereof, there is no Action pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Parent MAE. Neither Parent nor any of its subsidiaries is subject to any Order that would, individually or in the aggregate, have or reasonably be expected to have a Parent MAE.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01. Covenants of the Company.

The Company agrees that, during the period from the date of this Agreement to the earlier of the Acceptance Time or the termination of this Agreement pursuant to Section 8.01, unless otherwise contemplated by this Agreement, required by applicable Law or NASDAQ rule, or consented to in writing by Parent (it being agreed that Parent shall respond to any request for consent as promptly as reasonably practicable): (1) the businesses of the Company Group (including their working capital and cash management practices, the collection of accounts receivable and the payment of accounts payable, including the writing and mailing of checks with respect thereto) shall be conducted only in, and none of the Company Group shall take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and Contracts; (2) each of the Company Group shall pay its debts, liabilities and Taxes when due (subject to good faith disputes over such debts, liabilities or Taxes) and shall pay or perform its other obligations when due; (3) each of the Company Group shall use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present employees, to preserve its assets and properties in good repair and condition, and to preserve its present relationships with Governmental Authorities, clients, suppliers and other persons with which such entity has business relations; and (4) none of the Company Group shall license any material Company IP to any person. The Company agrees that during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company shall not, and it shall cause each other member of the Company Group not to, directly or indirectly do, or propose, authorize or commit to do, any of the following, unless otherwise contemplated by this Agreement, required by applicable Law or NASDAQ rule, or consented to in writing by Parent (it being agreed that Parent shall respond to any request for consent as promptly as reasonably practicable):

(a) amend, waive any provision of, or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

(b) authorize, issue, deliver, grant, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Equity-Related Securities of any of the Company Group, except for the issuance and delivery of shares of Common Stock issuable in accordance with Section 1.03 of this Agreement, if applicable, or the terms of the Options or RSUs outstanding as of the date of this Agreement, or (ii) any property or assets, whether tangible or intangible, of any of the Company Group;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any capital stock of any of the Company Group;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Equity-Related Securities of any of the Company Group, or amend any material term of any outstanding security of any of the Company Group;

(e) repurchase, repay or incur any Indebtedness for borrowed money or authorize, issue, deliver, grant or sell any notes, bonds, debentures or other securities in respect of Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness for borrowed money of any person, other than short-term borrowings in the ordinary course of business and in a manner consistent with past practice not to exceed $50,000 in the aggregate;

(f) except as permitted in Section 5.04(b) or as set forth in Section 5.01(f) of the Disclosure Schedule, amend in any material respect, grant any material waiver under, terminate, cancel or renew any Material Contract or Affiliate Transaction or enter into any Contract that would be a Material Contract if in effect on the date of this Agreement;

(g) enter into any transaction or Contract that would be required to be set forth in Section 3.12 of the Disclosure Schedule or Section 3.13 of the Disclosure Schedule if in effect on the date of this Agreement;

(h) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business in a manner consistent with past practice not to exceed $50,000 in the aggregate), business or any corporation, partnership, limited liability company, association or business organization or division thereof;

(i) authorize or make any capital expenditures, except as reasonably deemed necessary by the Company to replace or repair property following unanticipated loss or damage to such property in an amount not to exceed $100,000 in the aggregate for the Company Group;

(j) except to the extent required under applicable Law, this Agreement or Plans as in effect on the date of this Agreement and set forth in any subsection of Section 3.09 of the Disclosure Schedule, (i) increase or otherwise amend the compensation, bonus, bonus opportunity or fringe benefits of any employee, (ii) grant any retention, severance or termination pay not currently required to be paid under existing Plans set forth in any subsection of Section 3.09 of the Disclosure Schedule to, or enter into, or amend, any employment, consulting or severance Contract with, any present or former employee, (iii) amend the terms of any outstanding Option (including accelerating the vesting or lapse of repurchase rights or obligations); or (iv) enter into, adopt, amend or terminate any Plan or any arrangement that would have been a Plan had it been entered into before the date hereof;

(k) fail to maintain its books and records in accordance with GAAP or, except as may be required as a result of a change in Law or in GAAP, change Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it or revalue or write down the value of any material asset (including writing down the value of inventory or writing off notes or accounts receivable);

(l) make, change or rescind any material Tax election or Tax or financial accounting method; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority consistent with past practice, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; file any amended Tax Return; settle or compromise any material U.S. federal, state, local or foreign Tax liability; enter into any closing agreement; surrender any right to claim a refund of Taxes;

(m) waive, release, assign, settle or compromise any pending or threatened Action that is material, that relates to the transactions contemplated hereby (including any Subject Litigation), or that is brought by any current, former or purported holder of any securities of any of the Company Group in such capacity;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Company Group (other than the Merger);

(o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Designated SEC Reports or incurred in the ordinary course of business after the Balance Sheet Date and consistent with past practice;

(p) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of any of the Company Group;

(q) make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to Company Subsidiaries that are wholly owned by the Company and are in existence on the date of this Agreement in the ordinary course of business and consistent with past practices;

(r) terminate the employment of any key employee (other than for cause) or hire any employee except for the replacement of any current employee whose employment with any of the Company Group is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated employee);

(s) propose or consent to any material change to the pricing of any products or services sold by the Company Group, or offer any material discounts to any clients of the Company Group, except in the ordinary course of business and consistent with past practice;

(t) fail to maintain in full force and effect insurance policies covering the Company Group and their respective properties, assets and businesses in a form and amount consistent with prudent industry practice;

(u) except to the extent required by applicable Law, take any action that would reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Company MAE becoming untrue or inaccurate in any respect or (B) that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any condition to the Merger set forth in ARTICLE VII not being satisfied;

(v) take any action that would reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 6.03 and ARTICLE VIII);

(w) enter into any Affiliate Transaction, other than in the ordinary course of business on terms, taken as a whole, no less favorable to the Company Group than terms that would be obtained from an unaffiliated third party;

(x) shall not enter into any new line of business outside the businesses being conducted by the Company Group on the date hereof;

(y) shall not modify or change in any respect, fail to renew or permit to lapse any Permit that would be material to the Company Group, taken as a whole; or

(z) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described in Section 5.01(a) through Section 5.01(y).

Section 5.02. Conduct of Business by Parent and Newco Pending the Merger.

Each of Parent and Newco agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would have, or would reasonably be expected to have a Parent MAE.

Section 5.03. No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the earlier of the Acceptance Time and the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 5.04. Cooperation, Notification.

(a) The Company shall, and shall cause the Company Subsidiaries to, confer on a regular basis with one or more Representatives of each of Parent and Newco to discuss, subject to applicable Law, material operational and business matters. The Company shall notify Newco of: (i) any material changes, developments, effects, conditions or occurrences in the business, properties, assets, condition (financial or otherwise) or results of operations of the Company Group; (ii) any state of facts, change, development, event, effect, condition or occurrence that individually or in the aggregate would reasonably be expected to have a Company MAE; (iii) any notice or other communication from any person and the response thereto of the Company Group or its Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; (iv) any notice or other communication (A) from any Governmental Authority and the response thereto of the Company Group or its Representatives in connection with this Agreement or the transactions contemplated hereby and (B) from or to the SEC; (v) copies of all filings made by any of the Company Group with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby and with the SEC; (vi) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Company MAE becoming untrue or inaccurate in any respect; (vii) any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (viii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that any notification under this Section 5.04 shall not (i) affect the rights of the parties hereunder, (ii) the representations, warranties, covenants or agreements of the parties or (iii) the conditions to the obligations of the parties under this Agreement.

(b) Subject to Section 5.01, the Company shall, and shall cause the Company Subsidiaries to, discuss with Parent and Newco any changes or proposed changes in their charges or standards of service from those in effect on the date hereof and consult with Parent and Newco prior to making any filing or any amendment thereto (other than filing or furnishing periodic reports under the Exchange Act), or effecting any Contract, whether written or oral, formal or informal, with respect to their standards of service or accounting.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Stockholder Meeting; Preparation of the Proxy Statement; SEC Filings.

(a) Unless the Short-Form Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 1.10, at Parent’s request, as soon as reasonably practicable following the expiration of the Offer, the Company shall prepare and file a proxy/information statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials (including the letter to stockholders, notice of meeting and form of proxy), the “Proxy Statement”) seeking stockholder approval of the matters requiring Stockholder Approval; provided, however, that Parent, Newco and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC. Subject to Section 6.03, the Company shall reflect the Board Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and Parent and Newco shall cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent and Newco as is required to be included in the Proxy Statement. The information supplied by the Company, Parent and Newco for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders and (ii) the time of the Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall provide Parent and Newco and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its officers, directors, employees, accountants, consultants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”) may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and Newco an opportunity to review and comment on such document or response and shall include in such document or response reasonable comments proposed promptly by Parent. In furtherance of the foregoing, the Company shall, after consultation with Parent and Newco, respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement. If at any time prior to the Stockholder Meeting any information relating to the Company, Parent, Newco or any of their respective Representatives is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or as otherwise required by applicable Law or any applicable rules or regulations of NASDAQ, the party which discovers such information shall promptly notify the other party, and the Company, on the one hand, and Parent and Newco, on the other hand, agree to promptly correct any such information provided by it for use in the Proxy Statement, and the Company further agrees to take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 6.01(c), mailed to holders of Shares, in each case as and to the extent required by applicable Law or any applicable rules or regulations of NASDAQ.

(c) Unless the Short-Form Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 1.10, as promptly as reasonably practicable following the date of the expiration of the Offer, the Company shall, in accordance with applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval, with the record date and meeting date of the Stockholder Meeting to be selected in consultation with Parent and it being acknowledged that the record date shall be set for a time subsequent to the time that Parent becomes the record holder of the Shares purchased pursuant to the Offer. Unless the Board has withdrawn the Board Recommendation in compliance with Section 6.03, the Company shall cause the definitive Proxy Statement to be mailed to the holders of Shares as of the record date established for the Stockholder Meeting as promptly as practicable, and in no event more than five (5) business days after the date on which the SEC confirms that it has no further comments on the Proxy Statement, and to solicit from stockholders of the Company proxies in favor of the adoption and approval of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to effect the Merger. Once the Stockholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholder Meeting without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, except (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Shares prior to the Stockholder Meeting.

(d) If, at any time prior to the date of the Stockholders Meeting, any event or circumstance relating to Parent, Newco, or their officers or directors, is discovered by Parent and Newco that should be set forth in an amendment or a supplement to the Proxy Statement, Parent and Newco shall promptly inform the Company (and the Company shall amend the Proxy Statement accordingly). All documents that Parent and Newco are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

(e) Notwithstanding the foregoing, if a Short-Form Merger may be effected in accordance with Section 1.10 and Section 253 of the DGCL, the Company, Parent and Newco shall take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 1.05 without a Stockholder Meeting, in accordance with Section 253 of the DGCL.

(f) Each of the Reports to be filed by the Company after the date of this Agreement (including, if required by applicable Law, the Proxy Statement), when filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholder Meeting, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the relevant date. None of the Reports to be filed by the Company after the date of this Agreement (including, if required by applicable Law, the Proxy Statement), when filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.02. Access to Information; Confidentiality of Information.

(a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, afford Parent and Newco and their Representatives reasonable access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company Group, and shall furnish Parent and Newco and their Representatives with all such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company Group as Parent and Newco and their Representatives may from time to time reasonably request, subject to requirements of applicable Law.

(b) Each of the Company, Parent, and Newco will hold any nonpublic information, including all information provided pursuant to Section 6.02(a), in confidence to the extent required by, and in accordance with, the provisions of that certain agreement dated February 27, 2013 between the Company and Parent (the “Non-Disclosure Agreement”).

Section 6.03. No Solicitation of Transactions.

(a) Subject to Section 6.03(b) (and, in the case of Section 6.03(a)(v), subject to Section 6.03(d)), the Company shall not, and shall not permit any of the Company Subsidiaries or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information or data, or affording access to the books, records or employees of the Company) any inquiry, proposal or offer with respect to, or the making, announcement or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding an Acquisition Proposal to any person that has made, or would reasonably be expected to make, an Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) take any action to make the provisions of any takeover laws inapplicable to any transaction contemplated by an Acquisition Proposal, (v) cause or permit the Company to enter into any letter of intent, memorandum or understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than any Acceptable Confidentiality Agreements) or (vi) propose publicly to do any of the foregoing related to an Acquisition Proposal. Subject to Section 6.03(b), (A) the Company shall, and shall cause each of the Company Subsidiaries and its and their Representatives to, (x) immediately cease and cause to be terminated all existing solicitations and encouragements from, or discussions or negotiations with, any person conducted by any of the Company Group or any of their Representatives, heretofore with respect to any Acquisition Proposal and (y) promptly request any such person to promptly return or destroy all confidential information concerning the Company Group in accordance with the confidentiality agreement to which such person is bound or subject and (B) the Company shall not terminate, waive, amend, release or modify any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement to which it or any of the Company Subsidiaries is a party with respect to or in contemplation of any Acquisition Proposal; provided, however, that nothing in this Section 6.03 shall prohibit the Company from rendering inapplicable, exempting or taking any action to render inapplicable or exempt any person from any standstill agreement or similar arrangement.

(b) Notwithstanding anything to the contrary in Section 6.03, at any time following the date of this Agreement and prior to the Acceptance Time, in the event that the Company receives a written bona fide Acquisition Proposal that did not result from or arise in connection with a material breach of Section 6.03, then, if the Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may (i) furnish information and data with respect to the Company Group to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided that any material non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided or made available to Parent as promptly as is reasonably practicable after being provided to such person, and (ii) enter into, maintain and participate in discussions or negotiations with the person making such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations. The parties agree that nothing in this Agreement shall prevent the Company and its Representatives from (x) following receipt of an Acquisition Proposal from a person, contacting such person in order to clarify and understand the terms and conditions of any Acquisition Proposal made by such person so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal or (y) directing any persons to this Agreement.

(c) The Board shall not, subject to Sections 6.03(d), 6.03(e) and 6.03(g), (i) (A) fail to include the Board Recommendation in the Schedule 14D-9 or, if applicable, the Proxy Statement, (B) withdraw (or modify or qualify in any manner adverse to Parent) the Board Recommendation, (C) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (D) other than the Offer, take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than as permitted by Section 6.03(g), (E) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger or (F) publicly propose to take any such actions (each such action set forth in this Section 6.03(c)(i) being referred to herein as a “Change in Board Recommendation”) or (ii) authorize, cause or permit the Company Group to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding the foregoing Section 6.03(c), at any time prior to the Acceptance Time, the Board may, in response to a Superior Proposal, effect a Change in Board Recommendation or terminate this Agreement pursuant to Section 8.01(c)(ii), but only if prior to taking such action:

(i) the Company has given Parent at least three (3) business days’ prior written notice of its intention to effect a Change in Board Recommendation (as such period may be extended pursuant to Section 6.03(d)(ii), the “Negotiation Period;” the Negotiation Period shall expire at 5:00 p.m., New York time, on the last business day thereof) and has contemporaneously provided to Parent a description of the material terms of such Superior Proposal (but not the identity of the third party making such proposal) and a copy of the relevant Alternative Acquisition Agreement and each of the other relevant proposed transaction agreements to be entered into by the Company with the third party making such Superior Proposal (but, in each case, not including the identity of the third party making such proposal or any other identifying disclosures contained therein;

(ii) during the Negotiation Period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms and conditions of this Agreement and, prior to the expiration of the Negotiation Period, either (x) Parent shall not have proposed revisions to the terms and conditions of this Agreement or (y) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Board (after consultation with outside legal counsel and its financial advisor), shall have determined in good faith that the third party’s Acquisition Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the terms of the Acquisition Proposal determined to be a Superior Proposal are made, the Negotiation Period shall be extended for one (1) business day after written notification of such change to Parent shall be provided (which notification shall include a copy or description of the Superior Proposal with such material modifications);

(iii) in light of such Superior Proposal, following the expiration of the Negotiation Period, the Board has determined in good faith (after consultation with the Company’s outside legal counsel), that the failure of the Board to effect a Change in Board Recommendation or terminate this Agreement pursuant to Section 8.01(c)(ii) would be inconsistent with its fiduciary duties under applicable Law; and

(iv) the Company has not materially breached this Section 6.03.

(e) Notwithstanding the foregoing Section 6.03(c), at any time prior to the Acceptance Time, other than in connection with an Acquisition Proposal, the Board may, in response to an Intervening Event, effect a Change in Board Recommendation, but only if prior to taking such action:

(i) the Board determines in good faith (after consultation with outside legal counsel), that the failure of the Board to effect a Change in Board Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties under applicable Law (taking into account any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in writing in response to such Intervening Event (including pursuant to clause (iii) below));

(ii) the Board has given Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the basis for the Change in Board Recommendation;

(iii) during such three (3) business day period (which period shall expire at 5:00 p.m., New York time, on the last business day thereof), the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms and conditions of this Agreement in such a manner that would obviate the need for taking such action;

(iv) following such three (3) business day period, the Board has determined in good faith (after consultation with outside legal counsel and its financial advisor), that the revisions proposed by Parent pursuant to the foregoing clause (iii) would not obviate the need for a Change in Board Recommendation in response to such Intervening Event; and

(v) the Company has not materially breached this Section 6.03.

(f) From and after the date hereof, the Company promptly notify Parent in writing (within one business day after receipt), in the event any of the Company Group or any of their respective Representatives receives any request for discussions or negotiations, any request for access to the properties or books and records of the Company Group of which any of the Company Group or any of their respective Representatives is or has become aware, or any request for nonpublic information relating to any of the Company Group, in each case, in connection with an Acquisition Proposal or any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or any amendments to the financial or material terms of the foregoing, together with the material terms of such Acquisition Proposal or a copy of any written documentation delivered to the Company or its Representatives in connection therewith with the identity of the party making the Acquisition Proposal deleted or excluded therefrom. Following the date hereof, the Company shall keep Parent reasonably informed on a prompt basis (and in any event within one business day thereafter) of any material developments, discussions or negotiations regarding any Acquisition Proposals (whether made before or after the date hereof) or any change to the financial or material terms of any such Acquisition Proposal, including by providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, regarding any such Acquisition Proposal within one business day after the receipt thereof, in each case, with the identity of the third party deleted or excluded therefrom.

(g) Nothing contained in this Section 6.03 shall prohibit the Company from (i) taking and disclosing a position required by Rules 14e-2(a) or 14d-9(a)-(e) or contemplated by Rule 14d-9(f) or (g) under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board after consultation with its legal counsel, failure to do so would be inconsistent with the Board’s fiduciary duties or any disclosure requirements under applicable Law; provided, however, that a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any disclosure that constitutes a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) under the Exchange Act or similar communication to the stockholders of the Company, shall not constitute a Change in Board Recommendation (including for purposes of Section 8.01(b)(ii)) or an approval or recommendation with respect to any Acquisition Proposal.

(h) Each of Parent and Newco agrees that neither it nor any of their respective affiliates or subsidiaries shall, and that each shall cause its and their respective Representatives not to, enter into, or seek to enter into any agreement, arrangement or understanding with a potential bidding party (or any financing sources of such party) that has the purpose or effect of interfering with the Company’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of the Company to hold discussions and negotiations with such party in connection therewith) in accordance with the rights of the Company under this Agreement; provided, however, that this Section 6.03(h) shall not prevent Parent and Newco from exercising their rights under this Section 6.03.

(i) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing confidentiality terms no less favorable in any material respect to the Company than those set forth in the Non-Disclosure Agreement; provided that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 6.03. Notwithstanding the foregoing, a party who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

(ii) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (i) of assets or businesses of the Company Group that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on book value) of the Company Group, taken as a whole, immediately prior to such transaction, or (ii) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, in each case, other than the transactions contemplated by this Agreement.

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal that the Board determines in good faith (after consultation with outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof and the likelihood of consummation, and any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in an offer that is in writing in response to such Acquisition Proposal pursuant to Section 6.03(d), (x) is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement and (y) is reasonably likely to be consummated in accordance with its terms; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%.”

(iv) “Intervening Event” means a fact, event, change, development or set of circumstances material to the Company Group, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by any of the Company Group) that was not known by the Board or the consequences of which were not known or reasonably foreseeable by the Board as of or prior to the date of this Agreement.

Section 6.04. Employee Benefits Matters.

(a) Except as contemplated herein, for the period ending on the last day of the calendar year in which the Effective Time occurs, the Surviving Company shall, and the Parent shall cause the Surviving Company to, provide employee benefit plans, programs and arrangements (including deductibles, co-pays and other amounts payable by Employees) that, in the aggregate, will provide either (i) (A) with respect to those Employees currently covered by United States domestic employee benefit plans, programs and arrangements, benefits, as applicable, that are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Parent in effect immediately prior to the Effective Time and (B) with respect to those Employees currently covered by foreign employee benefit plans, programs and arrangements, benefits, as applicable, that are no less favorable, in the aggregate, than those provided in the current foreign benefit plans, programs and arrangements set forth in Section 3.09(a) of the Disclosure Schedule or (ii) Employees with substantially similar benefits to those provided to similarly-situated employees of Parent or its affiliates, and, in each case, Parent shall cause the Surviving Company to recognize all service of the Employees with any of the Company Group, as if such service were with Parent, for vesting and eligibility purposes in any plan, program or arrangement Employee may be eligible to participate in after Closing; provided, however, that nothing herein shall (A)

impede or limit the Surviving Company or any of its subsidiaries from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts, (B) prevent the amendment or termination of any such plan, program or arrangement, (C) require that the Surviving Company (1) provide or permit investment in the securities of the Company, (2) grant or award any securities or securities-based compensation or benefit or (3) provide any guaranteed bonus compensation, change of control protections or retention awards, or (D) interfere with the Surviving Company’s right or obligation to make such changes as are necessary to conform with applicable Laws.

(b) The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than immediately prior to the Effective Time, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent).

Section 6.05. Indemnification and Insurance.

(a) Parent and Newco agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date hereof in favor of the current or former directors, officers or employees, as the case may be, of any of the Company Group as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Closing Date, the Company (and following the Effective Time, the Surviving Corporation) shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the respective certificates of incorporation and by-laws or similar organizational or governing documents of the Company Group as in effect on the date of this Agreement or in any indemnification agreements of any of the Company Group with any of their respective directors or officers as in effect on the date hereof, and shall not amend, repeal or otherwise modify any such provisions except (i) as required by applicable Law or (ii) to make changes permitted by applicable Law that would enhance the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of any of the Company Group to indemnification or advancement of expenses. From and after the Closing Date, Parent shall cause the Company (and following the Effective Time, the Surviving Corporation) and its subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.05.

(b) From the Acceptance Time through the sixth anniversary of the date on which the Effective Time occurs, the Company (and following the Effective Time, the Surviving Corporation) shall indemnify and hold harmless each current and former officer or director of the Company Group (each, taken together with such person’s heirs, executors or administrators, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer, director, employee, fiduciary or agent of any of the Company Group and (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within 10 business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the Surviving Corporation as authorized by the DGCL, (y) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall use commercially reasonable efforts to assist in the vigorous defense of any such matter. With respect to any determination of whether an Indemnified Party is entitled to indemnification by the Company (and following the Effective Time, the Surviving Corporation) under this Section 6.05, the Indemnified Party shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Party and approved by the Company or the Surviving Corporation, as applicable, (which approval shall not be unreasonably withheld, conditioned or delayed), and who has not otherwise performed material services for the Company or the Surviving Corporation within the last three years.

(c) Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof from its current carrier or another carrier with a rating no lower than the A.M. Best rating of A) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 300% of the most recent annual premium paid by the Company prior to the date hereof (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall be required to only obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. At the Company’s option, the Company may purchase prior to the Effective Time, a “tail” policy or “runoff” policy covering a period of six years from and after the Effective Time with respect to acts and omissions occurring on or prior to the Effective Time; provided, that the premium paid by the Company for such “tail” policy or “runoff” policy shall not exceed the Cap. In the event the Company purchases a “tail” or “runoff” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such tail or runoff policy in full force and effect in lieu of all other obligations of Parent and the Surviving Corporation in the first sentence of this Section 6.05(c) for so long as such tail or runoff policy remains in full force and effect.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.05 shall continue in effect until the final disposition of such Action.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other organization or governing documents of any of the Company Group or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. Subsequent amendment of the certificates of incorporation, by-laws or other organizational or governing documents of any of the Company Group or of the Surviving Corporation shall not diminish or impair the rights of any Indemnified Party. The provisions of this Section 6.05 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume or succeed to the obligations set forth in this Section 6.05. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.05.

Section 6.06. Efforts; Regulatory Approvals and Other Matters.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Newco and the Company shall cooperate with each other and shall use (and cause their respective subsidiaries to use) their commercially reasonably efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in ARTICLE VIII and the Offer Conditions, to consummate the transactions contemplated by this Agreement as soon as practicable.

(b) Without limiting the generality of the foregoing clause (a), each party shall cooperate and use commercially reasonable efforts to prepare promptly and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to make or obtain all necessary Approvals from any Governmental Authority and all other persons necessary or advisable to consummate the transactions contemplated hereby and (ii) to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that that in no event shall any of the Company Group be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party, other than a Governmental Authority, for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement (other than de minimis amounts or if Parent and Newco have provided adequate assurance of repayment). Parent, Newco and the Company agree that they will consult with each other with respect to the making or obtaining of all such necessary or advisable Approvals. Each of Parent, Newco and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. Each party shall promptly notify the other party of any failure or prospective failure to make or obtain any such Approvals and shall provide copies of all consents obtained by it.

(c) In furtherance and not in limitation of the undertakings pursuant to this Section 6.06, each of Parent and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act, and any additional filings or notifications and related material required under any additional applicable Antitrust Laws or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as practicable (but in the case of notification and report form under the HSR Act within five business days from the date hereof except by mutual consent confirmed in writing); (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the U.S. Department of Justice (the “DOJ”) or Federal Trade Commission (the “FTC”) under the HSR Act or by any Governmental Authority with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”); and (iii) use their commercially reasonable efforts to secure as promptly as is practicable the termination or expiration of any waiting periods under any applicable Antitrust Law and to obtain the approval of any Governmental Antitrust

Authority, as applicable, for the Offer, the Merger and the other transactions contemplated hereby. Parent shall pay all filing fees under the HSR Act, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws (other than normal filing fees that are imposed by applicable Law on the Company).

(d) Notwithstanding anything in this Agreement to the contrary, each of Parent, Newco and the Company agrees and shall cause each of its subsidiaries to use commercially reasonable efforts to take any and all actions necessary to obtain any waivers, consents and approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire or to be terminated, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Antitrust Authority, in each case, to cause the transactions contemplated hereby to occur prior to the End Date, including (i) promptly complying with or modifying any requests for additional information by any Governmental Antitrust Authority (and if such request is an additional request for information issued by the DOJ or the FTC, certifying substantial compliance as promptly as is reasonably practicable and advisable) and (ii) contesting, defending against and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Offer, the Merger and the other transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(e) Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on and consider in good faith the views of the other party in connection with any written communications, submission or materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated hereby and promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the DOJ, the FTC, or any other Governmental Antitrust Authority, and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable and subject to applicable Law, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any additional applicable Antitrust Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.06 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.06, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company Group.

(f) Subject to Section 6.03, each of the Company, Parent and Newco agrees that, between the date of this Agreement and the Closing Date, it shall not, and each shall ensure that none of its subsidiaries or other affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

(g) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.06, (i) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Subject Litigation and (ii) if any administrative or judicial action or proceeding, including any Subject Litigation, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall reasonably cooperate in all material respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.06 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i) and (iii) so long as such party has, prior to such termination, complied with its obligations under this Section 6.06.

Section 6.07. Public Announcements.

The initial press release concerning the Merger shall be a joint press release and, thereafter, neither the Company nor Newco shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or any transaction contemplated hereby, except to the extent required by applicable Law, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 6.08. Resignations.

The Company shall obtain and deliver to Newco at the Closing evidence satisfactory to Newco of the resignation, effective at the Effective Time, of those directors and officers of any of the Company Group designated by Newco prior to the Closing, and releases of the Company Group by such directors and officers of any and all claims arising on or prior to the Effective Time or relating to any matter occurring on or prior to the Effective Time in a form that shall be reasonably acceptable to Newco.

Section 6.09. Rule 16b-3.

Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.10. Rule 14d-10 Matters.

Prior to the Expiration Date, the Company (acting through the Board or any committee thereof) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of this Agreement will be, entered into by any of the Company Group with current, former or future directors, officers or employees of any of the Company Group, in each case under which any such person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company Group, as a result of the Offer (alone or in combination with any other event) or (ii) any other compensation or benefits from the Company Group related to or contingent upon or the value of which would be calculated on the basis of the Offer, and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.11. Takeover Statute.

If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Newco and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

ARTICLE VII

CONDITIONS

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and the Company on or prior to the Closing Date of each of the following conditions:

(a) Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of the Company, provided that this condition shall be deemed to have been satisfied if a failure to obtain the Stockholder Approval is attributable to Parent failing to vote all of its Shares in favor of the Merger.

(b) Newco shall have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any subsequent offering period).

(c) No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or any of the other transactions contemplated hereby or making the consummation of the Merger or any of the other transactions contemplated hereby illegal or otherwise imposing material limitations on the ability of Newco effectively to acquire or hold the business of the Company Group.

(d) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Newco or the Surviving Corporation in connection therewith.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination or Abandonment.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Effective Time, whether before or after any requisite adoption by the stockholders of the Company of this Agreement (except as otherwise specifically provided below):

(a) by mutual written consent duly authorized by the Board and Parent;

(b) by either the Company or Parent:

(i) at any time prior to the Acceptance Time and after the End Date, if the Acceptance Time shall not have occurred on or before November 20, 2013 (such date, the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party where the failure of such party to fulfill any of its obligations under this Agreement has primarily resulted in, or been the principal cause of, the failure of the Acceptance Time to have occurred on or before the End Date;

(ii) if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that, in the case of any final order, decree, ruling or other action, the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to have such final order, decree, ruling or other action lifted prior to such final order, decree, ruling or other action having become final and nonappealable to the extent required by Section 6.06; or

(iii) at any time after August 3, 2013, if, as of the then most recent Expiration Date occurring on or after August 3, 2013, all of the Offer Conditions (other than the Minimum Condition) were satisfied (or capable of being satisfied in the case of any Offer Conditions that by their nature are to be satisfied on the Expiration Date or immediately prior to the Acceptance Date) for at least two consecutive business days prior to such Expiration Date, and as of the expiration time on such Expiration Date, the Minimum Condition is not satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any party if the failure of such party to fulfill any of its obligations under this Agreement has primarily resulted in, or been the principal cause of, the failure of the Minimum Condition to be satisfied;

(c) by the Company at any time prior to the Acceptance Time:

(i) if Parent or Newco shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to a Parent MAE or would result in a failure of an Offer Condition or a condition set forth in Section 7.01 to be satisfied or the failure of the Acceptance Date or the Closing to occur, and (B) is either incurable or, if curable, is not cured by Parent or Newco by the earlier to occur of (x) the forty-fifth day following receipt by Parent of written notice of such breach or failure to perform delivered by the Company, or (y) the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if, at the time of delivery of such written notice, the Company is then in material breach of its obligations under this Agreement;

(ii) in order to accept a Superior Proposal in accordance with Section 6.03(d) and enter into an Alternative Acquisition Agreement providing for such Superior Proposal contemporaneously with such termination; provided, however, that the termination of this Agreement pursuant to this Section 8.01(c)(ii) shall not be effective until the Termination Fee has been paid to Parent in accordance with Section 8.02(a); or

(iii) if (A) Newco shall have terminated the Offer in material violation of the terms of this Agreement or failed to extend the Offer to the extent required by Section 1.01 (in either case, other than in connection with a valid termination of this Agreement in accordance with this Section 8.01); or (B) at any Expiration Date, Newco shall fail to accept for payment and pay for Shares validly tendered and not properly withdrawn in the Offer in material violation of the terms of the Offer specified in Section 1.01;

(d) by Parent at any time prior to the Acceptance Time:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of an Offer Condition or a condition set forth in Section 7.01 to be satisfied or failure of the Acceptance Date or the Closing to occur, and (B) is either incurable or, if curable, is not cured by the Company by the earlier to occur of (x) the 45th day following receipt by the Company of written notice of such breach or failure to perform delivered by Parent, or (y) the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if at the time of delivery of such written notice, Parent or Newco is then in material breach of its obligations under this Agreement; or

(ii) if (A) the Board (x) fails to make the Board Recommendation in the Offer Documents or the Schedule 14D-9 in accordance with Section 1.02, (y) effects a Change in Board Recommendation, or (z) fails to publicly reconfirm the Board Recommendation within five (5) business days of receipt of a written request by Parent to provide such reconfirmation following the public announcement or disclosure of an Acquisition Proposal (provided however that Parent shall only be able to make one such request in any given twenty consecutive business day period), (B) the Company enters into an Alternative Acquisition Agreement, (C) the Company materially breaches its obligations set forth in Section 6.03 or (D) a tender or exchange offer relating to the Company’s securities shall have been commenced by a person unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; provided, that, in the case of a Change in Board Recommendation, such termination must be exercised within five business days after the date such Change in Board Recommendation is first publicly announced by the Company.

A terminating party shall provide written notice of termination to the other party specifying the reason(s) for such termination.

Section 8.02. Certain Fees and Expenses.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.01(c)(ii); or

(ii) this Agreement is terminated by Parent pursuant to Section 8.01(d)(ii);

then in any such event under clause (i) or (ii) of this Section 8.02(a), the Company shall pay to Parent, by wire transfer of immediately available funds, $2,886,782.00 in cash (the “Termination Fee”). Any Termination Fee payable pursuant to this Section 8.02(a) shall be payable as follows:

(A) any Termination Fee payable pursuant to the foregoing clause (i) shall be payable concurrently with, and as a condition precedent to, the termination of this Agreement pursuant to Section 8.01(c)(ii) and

(B) any Termination Fee payable pursuant to the foregoing clause (ii) shall be payable by the fifth business day following the date of termination of this Agreement.

(b) In the event that (i) after the date of this Agreement, an Acquisition Proposal shall have become publicly known (other than pursuant to any disclosure made, directly or indirectly, by Parent, Newco or any of their respective affiliates or Representatives) and not withdrawn, (ii) thereafter, this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(d)(i), and (iii) within 360 days following the date of such termination, a Qualifying Transaction is entered into by the Company or is consummated, then the Company shall pay the Termination Fee to Parent by wire transfer of immediately available funds, within one business day after the date on which such Qualifying Transaction is consummated.

(c) Notwithstanding anything to the contrary contained in this Agreement, Parent’s and Newco’s right to receive the Termination Fee pursuant to this Section 8.02 shall, subject to Section 8.03, be the sole and exclusive remedy of Parent and Newco against the Company Group and their respective affiliates, officers, directors, employees and stockholders in the case of a termination of this Agreement pursuant to Section 8.01(c)(ii) or Section 8.01(d)(ii). In no event shall Parent and Newco be entitled to more than one recovery of any Termination Fee for a termination of this Agreement pursuant to any of Section 8.02(a) or Section 8.02(b).

Section 8.03. Effect of Termination.

In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no further force and effect, without any liability or obligation on the part of any party hereto or any of their respective affiliates, officers, directors, employees or stockholders, except that (a) the Non-Disclosure Agreement, Section 8.02, this Section 8.03 and ARTICLE IX shall survive the termination hereof and (b) except in the case of a valid termination of this Agreement in compliance with Section 8.01(c)(ii) or Section 8.01(d)(ii) (except as to a termination pursuant to Section 8.01(d)(ii)(A)(x) or 8.01(d)(ii)(C)) in which the Termination Fee is paid pursuant to Section 8.02, the liability of any party for any material and intentional breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, except in the case of a valid termination of this Agreement in compliance with Section 8.01(c)(ii) or Section 8.01(d)(ii) (except as to a termination pursuant to Section 8.01(d)(ii)(A)(x) or 8.01(d)(ii)(C)) in which the Termination Fee is paid pursuant to Section 8.02 and shall be the sole and exclusive remedy of Parent and Newco as provided in Section 8.02(c), none of Parent, Newco or the Company shall be relieved or released from any liabilities or damages (including, in the case (and for the benefit) of the Company, damages based on the consideration that would have otherwise been payable to the Company’s equityholders if the transactions contemplated by this Agreement were consummated) arising out of its material and intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

Section 8.04. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Non-Survival.

None of the representations, warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including the covenants contained in Section 6.04, Section 6.05 and Section 9.14.

Section 9.02. Fees and Expenses.

Except as provided otherwise in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act or any additional Antitrust Laws.

Section 9.03. Certain Definitions.

For purposes of this Agreement, the term:

(a) “affiliate” shall mean, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified;

(b) “Antitrust Laws” means applicable U.S. federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders;

(c) “business day” shall mean any day that NASDAQ is normally open for trading and that is not a Saturday, Sunday or other day on which banks in the City of New York are authorized or required by Law to close for regular banking business;

(d) “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise;

(e) “Control Time” means the earlier of (i) such time as Newco Designees first constitute at least a majority of the Board pursuant to Section 1.02(d) and (ii) the Effective Time;

(f) “Designated SEC Reports” means the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2012 and each Current Report on Form 8-K filed by the Company after the filing date of such Annual Report on Form 10-K and prior to the date hereof.

(g) “Fully Diluted” means, at any specified date, the sum of (i) the number of shares of Common Stock outstanding at that date, plus (ii) the shares that the Company may be required to issue pursuant to warrants, options, rights, restricted stock unit awards, convertible securities or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, but only to the extent then exercisable or convertible at such specified date or exercisable or convertible within 90 days following such specified date, assuming that all conditions to such exercisability would be satisfied within such 90-day period;

(h) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

(i) “Knowledge” means, with respect to any entity and any matter in question, that any executive officer of such entity has actual knowledge with respect to such matter;

(j) “NASDAQ” means the NASDAQ Global Market;

(k) “person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity or “group” (as defined in the Exchange Act);

(l) “Qualifying Transaction” means an Acquisition Proposal, except that references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%” for purposes of this definition;

(m) “Subject Litigation” means all Actions commenced, or to such party’s knowledge, threatened, by stockholders of the Company with respect to or arising from the transactions contemplated by this Agreement, including any and all such Actions commenced on or after the date of this Agreement; and

(n) “subsidiary” means, with respect to a party, any person (other than an individual) of which at least fifty percent of the voting securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

Section 9.04. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. Each party shall act in good faith in confirming receipt of any such facsimile transmissions. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to the Company, to:

SoundBite Communications, Inc.

22 Crosby Drive

Bedford, Massachusetts 01730

Facsimile: (781) 897-2502

Attention: Chief Financial Officer

with a copy to:

K&L Gates LLP

One Lincoln Street

Boston, Massachusetts 02111

Facsimile: (617) 261-3175

Attention: Mark L. Johnson

(b) If to Parent, to:

Genesys Telecommunications Laboratories, Inc.

2001 Junipero Serra Blvd. #600

Daly City, California 94014

Facsimile: (650) 466-1260

Attention: James M. Rene, Chief Legal Officer

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attention: Robert Schwenkel & Brian Mangino

(c) If to Newco, to:

Sonar Merger Sub Inc.

c/o Genesys Telecommunications Laboratories, Inc.

2001 Junipero Serra Blvd. #600

Daly City, California 94014

Facsimile: (650) 466-1260

Attention: James M. Rene, Chief Legal Officer

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attention: Robert Schwenkel & Brian Mangino

Section 9.05. Interpretation; Disclosure Schedule.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and permitted assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) The parties acknowledge and agree that the disclosure by the Company of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is material. If the Disclosure Schedule discloses in any Section or schedule thereof an item or information in such a way as to make its relevance to the disclosure required by another Section or schedule thereof readily apparent on its face, the matter shall be deemed to have been disclosed in such other schedule, notwithstanding the omission of an appropriate cross-reference to such other schedule, other than any matters required to be disclosed for purposes of Sections 3.01, 3.02, 3.05 and 3.06(b), which matters shall only be disclosed by specific disclosure in the respective corresponding Section of the Disclosure Schedule).

Section 9.06. Severability.

Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.07. Entire Agreement.

(a) This Agreement, the Non-Disclosure Agreement, the exhibits/annexes to this Agreement, the Disclosure Schedule and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY, PARENT OR NEWCO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EACH OF PARENT AND NEWCO AGREES THAT NONE OF THE COMPANY GROUP MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF ANY OF THE COMPANY GROUP OR THE FUTURE BUSINESS, OPERATIONS OR AFFAIRS OF ANY OF THE COMPANY GROUP HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO IT; OR (II) ANY OTHER INFORMATION, STATEMENTS OR DOCUMENTS HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO IT, INCLUDING THE INFORMATION IN THE ELECTRONIC DATA ROOM OF THE COMPANY, WITH RESPECT TO ANY OF THE COMPANY GROUP OR THE BUSINESS, OPERATIONS OR AFFAIRS OF ANY OF THE COMPANY GROUP, EXCEPT TO THE EXTENT AND AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY MADE IN THIS AGREEMENT.

(b) Each of Parent and Newco acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company Group and their respective businesses and operations, and has requested such documents and information from the Company Group as it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Newco acknowledges and agrees that it has had an opportunity to ask questions of and receive answers from the Company with respect to any matter it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with each of Parent’s and Newco’s investigation of the Company Group and their respective businesses and operations, it and its Representatives have received from the Company Group or their Representatives certain projections and other forecasts for the other parties and certain estimates, plans and budget information. Each of Parent and Newco acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that it is fully responsible for making its own evaluation of the Company Group including as to the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its Representatives, and that None of the Company Group makes any representations regarding such estimates, projections, forecasts, plans and budgets.

Section 9.08. Assignment; Benefit.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended or shall be interpreted to confer on any person other than the parties or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement (except (a) as provided in Section 6.05 and ARTICLE I and ARTICLE II concerning payment of the aggregate Offer Price and Merger Consideration solely following the Acceptance Time or the Effective Time, as the case may be, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein and (b) the Company shall have the right to pursue damages on behalf of its equityholders pursuant to Section 8.03).

Section 9.09. Counterparts; Effect; Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 9.10. Governing Law.

This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the Laws of another jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or U.S. federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in this Section 9.10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 9.11. Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that, following the termination of this Agreement pursuant to Section 8.01, the right to enforce specifically the terms and provisions of this Agreement shall be limited to those terms and conditions that by the terms of this Agreement survive such termination.

Section 9.13. Parent Guarantee.

Parent shall cause Newco to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Newco in accordance with the terms of this Agreement, the Merger and the other transactions contemplated hereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Newco of each of the covenants, obligations and undertakings required to be performed by Newco under this Agreement and the transactions contemplated hereby, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Newco shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Newco in the first instance. As applicable, references in this Section 9.13 to “Newco” shall also include the Surviving Corporation following the Effective Time.

Section 9.14. No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SOUNDBITE COMMUNICATIONS, INC.

By:	/s/ James A. Milton
Name: James A. Milton Title: President and Chief Executive Officer

GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

By:	/s/ James M. Rene
Name: James M. Rene Title: Chief Legal Officer Genesys Telecommunications Laboratories, Inc.

SONAR MERGER SUB INC.

By:	/s/ James M. Rene
Name: James M. Rene Title: Secretary

Annex I

Offer Conditions

Capitalized terms used in this Annex I not otherwise defined herein have the meanings assigned to them in the Agreement to which it is annexed (the “Agreement”).

Notwithstanding any other provisions of the Offer but subject to the terms set forth in the Agreement (including only after complying with any obligation to extend the Offer pursuant to the Agreement), Parent and Newco shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to Newco’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) promulgated under the Exchange Act, pay for, and may, to the extent expressly permitted by the Agreement, delay the acceptance for payment of or the payment for, any Shares validly tendered and not withdrawn pursuant to the Offer if (1) there shall not be validly tendered and not withdrawn on or prior to the Expiration Date that number of Shares which, when added to any shares of Common Stock already beneficially owned by Parent or any of its controlled subsidiaries (including Newco), represents at least a majority of the Shares on a Fully Diluted basis on the Expiration Date (the “Minimum Condition”), (2) any applicable waiting period (or any extension thereof) or approval under the HSR Act shall not have expired or been terminated or obtained prior to the Expiration Date, or (3) any of the following events shall occur and continue to exist as of the Expiration Date:

(a) any Order issued by a court of competent jurisdiction or by a Governmental Authority, or any Law shall be in effect that would (1) enjoin or otherwise prohibit the making or consummation of the Offer or the consummation of the Merger or (2) otherwise prevent the consummation thereof;

(b) the Agreement shall have been terminated in accordance with its terms;

(c) (i) any of the representations and warranties of the Company set forth in the Agreement (other than Section 3.02) shall not be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company MAE” or other similar qualifiers set forth therein) as of the date hereof or as of the Expiration Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company MAE or (ii) any of the representations and warranties of the Company set forth in Section 3.02 shall not be true and correct in all respects as of the date hereof or as of the Expiration Date (other than changes in the capitalization resulting from the exercise of Options) as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), subject only to de minimus exceptions;

(d) the Company shall have breached or failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under the Agreement at or prior to the Expiration Date, and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent;

(e) since the date of the Agreement, there shall have occurred a fact, event, development, condition, matter, state of facts, circumstance, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company MAE; or

(f) Parent shall not have received a certificate, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company (solely in their capacities as officers of the Company, without personal liability), to the effect that the conditions set forth in paragraphs (c) through (e) hereof have been satisfied as of the Expiration Date.

The foregoing conditions are for the sole benefit of Parent and Newco and may be waived (solely to the extent permitted by Section 1.01(a)) by Parent or Newco in whole or in part at any time and from time to time prior to the Expiration Date in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not in limitation of the rights of Parent and Newco to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement. The failure by Parent or Newco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

2

Annex II

Form of Promissory Note for Top-Up Option

[            ], 2013

FOR VALUE RECEIVED, the undersigned Sonar Merger Sub Inc., a Delaware corporation (“Newco”), promises to pay to SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts, in no event more than one year after issuance, the principal sum of [            ] ($[            ]), together with simple interest from the date hereof on the principal amount from time to time unpaid at a per annum rate of 3.0%. Newco will pay such interest at maturity, except that all accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof or upon the prepayment in full hereof. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

No failure by the holder to take action with respect to any default hereunder shall affect its subsequent rights to take action with respect to the same or any other default. In the event of default Newco agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees, to the extent allowed by law.

All payments to the holder hereof shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Newco.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the State of Delaware.

Newco and all endorsers and guarantors of this note hereby waive presentment, demand, notice of nonpayment and protest except as provided in this note.

IN WITNESS WHEREOF, the undersigned Newco has caused this note to be executed by its duly authorized officer.

SONAR MERGER SUB INC.

By:
Name: Title:

Annex III

Form of Surviving Company Certificate of Incorporation

Annex IV

Newco Bylaws